UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No. )

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☐	Definitive Proxy Statement
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☐	Soliciting Material under §240.14a-12

Argan, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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s

ARGAN AT-A-GLANCE

$874M REVENUES

OUR MISSION IS TO SAFELY BUILD THE ENERGY AND INDUSTRIAL BASE OF TOMORROW ESSENTIAL TO ECONOMIC PROSPERITY WITH MOTIVATED, CREATIVE, HIGH-ENERGY AND CUSTOMER-DRIVEN TEAMS WHO ARE COMMITTED TO DELIVERING THE BEST POSSIBLE PROJECT RESULTS EACH AND EVERY TIME.

$6.15 DILUTED EPS
$114M EBITDA
$525M CASH AND INVESTMENTS
$301M NET LIQUIDITY
$1.36B BACKLOG

79%

POWER
INDUSTRY
SERVICES

Building innovative power solutions for the transition to low-carbon/zero carbon emissions: efficient gas-fired power plants, solar energy facilities, biomass projects, wind farms, waste-to-energy facilities.

19% INDUSTRIAL CONSTRUCTION SERVICES Servicing heavy and light industrial clients, particularly in new industries as well as agriculture, petrochemical, pulp & paper, water and power.	2% TELECOMMUNICATIONS INFRASTRUCTURE SERVICES Constructing and connecting technology, telecommunications and power.

www.arganinc.com

“

Our monumental achievements this past fiscal year reflect the standout skill and dedication of our employees, and we remain deeply grateful for the unwavering trust and support of our shareholders.

At a time when demand for reliable electricity has never been greater, we carry forward with continued momentum, committed to safely building the infrastructure that powers the future.

”

Dear Stockholders:

On behalf of Argan’s Board of Directors, I look forward to welcoming you to our 2025 Annual Meeting of Stockholders to be held on Tuesday, June 17, 2025, at 11:00 a.m., local time. The matters to be acted upon at the meeting are described in detail in the accompanying notice of annual meeting of stockholders and proxy statement.

As allowed by the Securities and Exchange Commission, we are furnishing proxy materials to our stockholders primarily over the Internet again this year. Since its introduction, we believe that this delivery method has been successful in providing stockholders with efficient access to proxy materials which has resulted in the accurate and timely tabulation of votes. Use of this method lowers the costs of our annual meeting considerably and significantly reduces the amount of paper used to print proxy materials.

We will provide our stockholders with a Notice of Internet Availability of Proxy Materials containing instructions for accessing annual meeting materials via the Internet. This notice will also include instructions for requesting printed paper copies of the proxy materials, including the notice of annual meeting, the proxy statement, the annual report and the proxy card, should you desire to obtain paper copies.

Even if you do not plan to attend the meeting, your vote is important, and we encourage you to review our proxy materials and promptly cast your vote. For those stockholders who access the proxy materials over the Internet, we ask that you vote your shares over the Internet as well, by following the instructions that will be provided to you. Alternatively, if you requested or received a printed paper copy of the proxy materials by mail, you may vote your shares over the Internet, or you may sign, date and return the proxy card by mail in the envelope provided.

As described in the accompanying 2025 Proxy Statement, our Board of Directors has approved the matters included in the proposals presented there, and believes that they are fair to, and in the best interests of, our stockholders. Thank you for your continued support of Argan, Inc., and I look forward to seeing you on June 17th.

By Order of the Board of Directors,

/s/ William F. Leimkuhler

William F. Leimkuhler

Chairman of the Board of Directors

NOTICE OF ANNUAL
MEETING OF STOCKHOLDERS

To Be Held on TUESDAY, June 17, 2025

ITEMS OF BUSINESS		BOARD RECOMMENDS	DATE & TIME Tuesday, June 17, 2025, at 11:00 a.m., local time PLACE 901 N. Glebe Road Suite 300 Arlington, VA 22203 WHO Stockholders of record at the close of business on April 24, 2025
1

To elect nine directors to our Board of Directors, each to serve until our 2026 Annual Meeting of Stockholders and until his/her successor has been elected and qualified or until his/her earlier resignation, death or removal;

2	To hold a non-binding advisory vote on our executive compensation (the "say-on-pay” vote);
3	To hold a non-binding advisory vote on the frequency of the stockholder vote on our executive compensation (the “say-on-frequency” vote);
4	To approve an amendment of the Company’s Certificate of Incorporation to limit the personal liability of certain officers in addition to our directors; and
5	To ratify the appointment of Grant Thornton LLP as our independent registered public accountants for the fiscal year ending January 31, 2026.

These items of business are more fully described in the accompanying proxy statement. Only stockholders of record at the close of business on April 24, 2025 are entitled to notice of and to vote at the Annual Meeting or any adjournment or postponement of the Annual Meeting.

Your vote is important. Whether or not you plan to attend the Annual Meeting in person, please cast your vote via either the Internet or mail before the Annual Meeting so that your shares will be represented at the Annual Meeting.

BY ORDER OF THE BOARD OF DIRECTORS,

/s/ Michael J. Hundley

Michael J. Hundley

Corporate Secretary

Arlington, Virginia

May 8, 2025

1	PROXY STATEMENT
2	PROPOSAL NO. 1 – ELECTION OF DIRECTORS
2	Board Skills and Qualifications
3	Director Nominees 2025
7	Composition of Board of Directors
7	Director Attendance at the Annual Meeting
7	Board of Directors Meetings and Committees
12	Board Leadership and Risk Oversight
13	Compensation of Directors
14	PROPOSAL NO. 2 – APPROVAL OF EXECUTIVE COMPENSATION (THE “SAY-ON-PAY” PROPOSAL)
15	PROPOSAL NO. 3 FREQUENCY OF FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION (THE “SAY-ON-FREQUENCY” PROPOSAL)
16	PROPOSAL NO. 4 APPROVAL OF AMENDMENT TO OUR CERTIFICATE OF INCORPORATION
18	PROPOSAL NO. 5 – RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS
18	Audit Firm Independence
18	Audit Committee Pre-Approval Policies and Procedures
18	Fees
20	AUDIT COMMITTEE REPORT
20	Audit of Financial Statements
20	Review of Other Matters with the Independent Registered Public Accountants
21	Recommendation That Financial Statements Be Included in the Annual Report
22	PRINCIPAL STOCKHOLDERS
24	EXECUTIVE COMPENSATION DISCUSSION AND ANALYSIS
24	Introduction
24	Summary of Our Executive Compensation Principles and Objectives
25	Role of the Compensation Committee
26	Role of the Chief Executive Officer
26	Competitive Market Positioning
27	Say-on-Pay Vote and Stockholder Outreach
28	Our Executive Compensation Program
28	Other Policies of our Executive Compensation Program
30	Fiscal 2025 Business Highlights
35	Fiscal 2025 Compensation Deliberations
41	Major Elements of Executive Compensation
43	Cash and Long-Term Equity Awards
45	COMPENSATION COMMITTEE REPORT
46	COMPENSATION TABLES
46	Summary Compensation Table
46	Executive Officers Who Are Not Directors
47	Summary of Employment Agreements
49	Code of Ethics
49	Potential Payments upon Termination
49	Grants of Plan-Based Awards Tables
51	Stock Options Exercised and Stock Vested
51	Outstanding Equity Awards Tables
53	Non-Qualified Deferred Compensation Plan
53	PAY RATIO DISCLOSURE
54	PAY VERSUS PERFORMANCE
57	FAMILY RELATIONSHIPS
57	INVOLVEMENT IN CERTAIN LEGAL PROCEEDINGS
57	RELATED PERSONS TRANSACTIONS
58	COMPLIANCE UNDER SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934
58	STOCKHOLDER NOMINATIONS AND PROPOSALS; DEADLINE FOR SUBMISSION OF STOCKHOLDER PROPOSALS FOR THE 2025 ANNUAL STOCKHOLDERS MEETING
59	COMMUNICATIONS WITH THE BOARD OF DIRECTORS
59	OTHER BUSINESS
60	INFORMATION CONCERNING VOTING AND PROXY SOLICITATION
63	APPENDIX A

Argan, Inc.

Proxy Statement

May 8, 2025

The accompanying proxy is solicited on behalf of the Board of Directors (or the “Board”) of Argan, Inc., a Delaware corporation (referred to herein as “Argan” or the “Company”), for use at the 2025 Annual Meeting of Stockholders (the “Annual Meeting”) to be held on June 17, 2025, at 11:00 a.m., local time, 901 N. Glebe Road, Suite 300, Arlington, VA 22203. This proxy statement for the Annual Meeting (the “Proxy Statement”) and the accompanying proxy card will be available to stockholders of record on April 24, 2025, starting on or about May 8, 2025. Our Annual Report on Form 10-K for the fiscal year ended January 31, 2025 (the “Annual Report”) accompanies the Proxy Statement. At the Annual Meeting, stockholders will be asked to consider and vote upon the following five matters, and to transact any other business that may properly arise.

1.	The election of nine directors to our Board, each to serve until our 2026 Annual Meeting of Stockholders and until his/her successor has been elected and qualified or until his/her earlier resignation, death or removal;
2.	The non-binding advisory approval of our executive compensation (the “say-on-pay” vote);
3.	The non-binding advisory vote on the frequency of the stockholder vote on our executive compensation (the “say-on frequency” vote);
4.	The approval of an amendment to the Company’s Certificate of Incorporation to limit the personal liability of certain officers in addition to our directors; and
5.	The ratification of the appointment of Grant Thornton LLP as our independent registered public accountants for the fiscal year ending January 31, 2026 (“Fiscal 2026”).

If a proxy is properly executed and returned to the Company via either the Internet or mail in time for the Annual Meeting and is not revoked prior to the time it is exercised, the shares represented by the proxy will be voted in accordance with the directions specified therein for the matters listed on the proxy card. Please read the entire Proxy Statement carefully before voting.

Argan, Inc.   |   1

PROPOSAL NO. 1 –
ELECTION OF DIRECTORS

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR” THE ELECTION OF EACH OF THE NOMINATED DIRECTORS

The members of our Board of Directors are elected annually and hold office until the next annual meeting of stockholders and until their successors have been elected and shall have been qualified. Vacancies and newly-created directorships resulting from any increase in the number of authorized directors may be filled by a majority vote of the directors then in office.

At the Annual Meeting, our stockholders are being asked to elect nine individuals to our Board of Directors, all of whom currently serve in that capacity. Rainer H. Bosselmann, who has served as a director since 2003 and as the Company’s Chief Executive Officer from 2003 until his retirement in August 2022, is not standing for re-election. W. G. Champion Mitchell, a longtime director who served since 2003, passed away in October 2024. Unless a stockholder withholds authority, the holders of proxies representing shares of Common Stock will vote "FOR” the election of each of the nominees listed below.

Proxies cannot be voted for a greater number of persons than the number of nominees named. If any nominee for any reason is unable to serve or for good cause will not serve, the proxies may be voted for such substitute nominee as the proxy holder may determine. We are not aware of any nominee who will be unable to or for good cause will not serve as a member of our Board of Directors.

Board Skills and Qualifications

	ACCOUNTING AND FINANCE	INDUSTRY	STRATEGIC PLANNING AND EXECUTION	RISK MANAGEMENT	TALENT MANAGEMENT AND COMPENSATION	CORPORATE GOVERNANCE
LISA L. ALEXANDER IND Director Since: 2025 | Age: 51		•	•	•	•	•
CYNTHIA A. FLANDERS IND Director Since: 2009 | Age: 70	•		•	•	•	•
PETER W. GETSINGER IND Director Since: 2014 | Age: 73	•	•	•	•		•
WILLIAM F. GRIFFIN, JR. Director Since: 2012 | Age: 70		•	•	•	•
JOHN R. JEFFREY, JR. IND Director Since: 2017 | Age: 71	•		•	•	•	•
WILLIAM F. LEIMKUHLER IND Director Since: 2007 | Age: 73	•	•	•	•	•	•
JAMES W. QUINN IND Director Since: 2003 | Age: 67	•		•	•	•	•
KAREN A. SWEENEY IND Director Since: 2024 | Age: 67	•	•	•	•	•
DAVID H. WATSON Director Since: 2022 | Age: 49	•	•	•	•	•	•

• = Skill

2   |   2025 Proxy

PROPOSAL NO. 1 – ELECTION OF DIRECTORS

Director Nominees

The names of the nominees, their ages as of April 30, 2025, and certain other information about them are set forth below:

LISA L. ALEXANDER INDEPENDENT  AGE: 51 DIRECTOR SINCE: 2025 COMMITTEES: ● Executive ● Responsible Business

KEY SKILLS AND QUALIFICATIONS

Ms. Alexander brings to the Board executive leadership experience in the energy infrastructure industry, with expertise in strategic planning, talent management, and corporate governance. She has deep experience in public policy, sustainability, and ethics, and brings additional board and regulatory insight through her service on corporate and nonprofit boards and global industry forums.

CAREER HIGHLIGHTS

Ms. Alexander is Senior Vice President of Sempra (NYSE: SRE), a publicly traded energy infrastructure company. She oversees corporate affairs and enterprise human resources and serves as the company’s Chief Ethics Officer, Chief Human Resources Officer, and Chief Sustainability Officer.

She has held multiple executive roles within Sempra and its subsidiaries, leading strategy, public policy, and industrial customer service operations. Prior to Sempra, she was a management consultant to Fortune 500 companies and held roles in public policy and fintech.

Ms. Alexander serves as a Strategy Officer for the World Economic Forum’s energy communities. She is a director of SoCalGas, where she chairs the Safety Committee, and serves on the boards of the U.S. Chamber of Commerce and the School of Global Policy and Strategy at the University of California, San Diego.

CYNTHIA A. FLANDERS INDEPENDENT  AGE: 70 DIRECTOR SINCE: 2009 COMMITTEES: ● Compensation ● Nominating/Corporate Governance

KEY SKILLS AND QUALIFICATIONS

Ms. Flanders brings to the Board extensive experience in commercial banking, executive management and strategic planning, as well as expertise in financial analysis, capital structuring and due diligence investigations. Her many years of commercial lending have provided her with a unique understanding of our business and the construction industry. In addition, she represents an important resource for consultation regarding commercial banking matters.

CAREER HIGHLIGHTS

Ms. Flanders currently serves as Chairwoman of the Risk Committee and member of the Audit Committee on the board of directors of Forbright Bank, a full service, privately held bank in Chevy Chase, Maryland. Since October 2013, she has served as a senior advisor for Verit Advisors LLC, an independent investment bank and advisory firm. Ms. Flanders co-founded The Profitable Idea, LLC in April 2021, a business education platform for entrepreneurs. Ms. Flanders is also the founder of Manage Fearlessly, an organization that provides business training and coaching resources to company executives, senior managers, and entrepreneurs.

From 1975 through 2009, Ms. Flanders served in a series of senior roles at Bank of America (the “Bank”), culminating in her position as Global Commercial Banking Executive for the Bank’s Mid-Atlantic region. In this role, she directed over 80 client teams in eight commercial banking markets, overseeing the delivery of comprehensive financial services to over 6,000 small, middle market and microcap clients.

Ms. Flanders served as our chief financial officer during the calendar year 2015.

Argan, Inc.   |   3

PROPOSAL NO. 1 – ELECTION OF DIRECTORS

PETER W. GETSINGER INDEPENDENT  AGE: 73 DIRECTOR SINCE: 2014 COMMITTEES: ● Audit

KEY SKILLS AND QUALIFICATIONS

Mr. Getsinger brings extensive business experience to our Board, along with deep financial expertise and a broad background in banking. Because of his experience serving as a director of an electricity distributor, he provides additional power industry knowledge. Mr. Getsinger has a strong background in international markets and his leadership in providing global investment banking services is valuable to us in matters relating to strategic planning and overseas interests and operations.

CAREER HIGHLIGHTS

Mr. Getsinger retired in 2018 from Nexstar Capital Partners LLC (“Nexstar”), an SEC-registered alternative investment management firm he founded in 2004. As Managing Partner and Chief Investment Officer, he led the firm’s focus on emerging markets, with a primary concentration in Latin America.

In 2005, his firm acquired an ownership interest in Electro Dunas S.A. ("Dunas,” an electricity distributor servicing the southwest of Peru). Mr. Getsinger served as a board member of Dunas until 2016. From 2012 to 2014, he was chairman of its board of directors.

Prior to forming Nexstar, Mr. Getsinger was head of global investment banking for Latin America at Deutsche Bank. He held the same role at Bankers Trust Company in addition to running the global project finance business. He previously served as the senior vice president and head of fixed income sales for the United Kingdom, continental Europe, and the Middle East at Lehman Brothers. Mr. Getsinger is also a former director and owner of GPU Argentina Holdings, Inc.

WILLIAM F. GRIFFIN, JR. AGE: 70 DIRECTOR SINCE: 2012 COMMITTEES: ● Executive

KEY SKILLS AND QUALIFICATIONS

Mr. Griffin brings substantial senior executive experience in the energy-related construction sector. With his long tenure leading our largest operating company, he offers an in-depth, firsthand understanding of our operations and industry dynamics—insight that may not be easily gained by independent members of our Board. His extensive experience enables him to contribute meaningfully to the Board’s deliberations on strategic direction, business development priorities, identification of future construction opportunities, contract negotiations, and project execution.

CAREER HIGHLIGHTS

Mr. Griffin is a veteran of power plant construction with over 40 years of industry experience. He co-founded Gemma Power Systems, LLC ("Gemma”), which was acquired by Argan in December 2006. He currently serves as Non-Executive Chairman of Gemma.

Previously, he held key leadership roles at Gemma, including Vice Chairman (2007 – 2019) and Chief Executive Officer (2008 – 2019). Under his leadership, Gemma grew into one of the nation’s premier providers of engineering, procurement, and construction services for the power generation market. In recent years, Mr. Griffin has taken on mentoring roles, providing valuable leadership guidance to the executives at both Gemma and Atlantic Projects Company Limited (“APC”), our overseas energy project construction subsidiary.

4   |   2025 Proxy

PROPOSAL NO. 1 – ELECTION OF DIRECTORS

JOHN R. JEFFREY, JR. INDEPENDENT  AGE: 71 DIRECTOR SINCE: 2017 COMMITTEES: ● Audit ● Responsible Business

KEY SKILLS AND QUALIFICATIONS

Mr. Jeffrey provides our Board with significant expertise in the areas of public accounting, risk management, mergers and acquisitions, and related regulatory matters, which he developed over a long career with Deloitte & Touche LLP ("Deloitte”), a leading public accounting firm. He brings to the Board viable experience with operational and governance issues faced by complex organizations, including extensive international expertise. He also brings to our Board valuable expertise in dealing with long-term construction projects. Mr. Jeffrey is a Certified Public Accountant with an active license.

CAREER HIGHLIGHTS

Mr. Jeffrey accumulated 40 years of experience with Deloitte, which included 30 years as a partner serving several of Deloitte’s largest audit clients, before retiring in 2017. Mr. Jeffrey was Managing Partner of Deloitte’s Global Japanese, Chinese, and Korean Services Groups for many years, and he was a member of Deloitte’s United States Chairman and CEO Nominating Committee in 2010. Currently, Mr. Jeffrey serves as a board member for two non-profit entities based in New York offering educational and enrichment programs dedicated to improving the lives of children. In 2023, Mr. Jeffrey joined Clara Vista Fund I, LP, a media and emerging technology investment entity, as an advisory member of its Board of Directors.

WILLIAM F. LEIMKUHLER INDEPENDENT  AGE: 73 DIRECTOR SINCE: 2007 COMMITTEES: ● Executive ● Compensation ● Nominating/Corporate Governance

KEY SKILLS AND QUALIFICATIONS

Mr. Leimkuhler brings valuable leadership experience to our Board through roles he has served as a legal executive in investment banking, a partner at a securities law firm, and a director and active committee member for public companies. He is a trusted advisor to both our executive management team and our Board, offering key legal insight, particularly on matters related to financial reporting and corporate governance.

CAREER HIGHLIGHTS

From 2021 to 2024, Mr. Leimkuhler served as a senior vice president of Mutualink, Inc. ("Mutualink”), a privately owned provider of communications interoperability solutions for public safety and critical infrastructure organizations. He also served as Mutualink’s chief financial officer from 2017 to 2021. From 1999 to 2023, Mr. Leimkuhler served as the general counsel and director of business development to Paice LLC, a privately held developer of hybrid electric powertrains. In addition, he advises several technology-based companies on business, financial, and legal matters, including corporate and commercial transactions and intellectual property issues.

From 1994 through 1999, Mr. Leimkuhler held various positions with Allen & Company LLC ("Allen”), a New York-based investment banking firm, initially serving as the firm’s general counsel. He served on the board of directors of Northern Power Systems Corp. from 2012 to 2019, including as Chairman from 2013. He also currently serves on the board of Elite Health Systems Inc. (OTC: USNU), which is developing a managed care business.

Argan, Inc.   |   5

PROPOSAL NO. 1 – ELECTION OF DIRECTORS

JAMES W. QUINN INDEPENDENT  AGE: 67 DIRECTOR SINCE: 2003 COMMITTEES: ● Executive ● Compensation ● Nominating/Corporate Governance

KEY SKILLS AND QUALIFICATIONS

Mr. Quinn’s background in financial and investment banking matters during his tenure at Allen, along with his service on the boards of both the Company and Arguss Communications, Inc. (“Arguss”), a telecommunications infrastructure company listed on the NYSE from 1996 to 2002, make him a highly valued member of our Board. His many years of experience enable him to counsel the Board on matters such as executive compensation, mergers and acquisitions, capital structure, financing, and strategic planning. He also offers valuable insights on public company reporting matters and broader business trends.

CAREER HIGHLIGHTS

Mr. Quinn is currently a managing director of Allen & Company LLC. Since 1982, Mr. Quinn has served in various capacities at Allen and its affiliates, including head of the Corporate Syndicate Department and chief financial officer for approximately ten years. Mr. Quinn served as a director of Arguss from 1999 through 2002. He also serves as a director on the boards of several privately held companies in connection with Allen’s investment in the companies and of several charitable organizations.

EPENDENT  67 SINCE: 2024 ●	the Board’s Responsible Business Committee. ember of the Society of Women Engineers.
KAREN A. SWEENEY INDEPENDENT  AGE: 67 DIRECTOR SINCE: 2024 COMMITTEES: ● Audit ● Responsible Business

KEY SKILLS AND QUALIFICATIONS

Ms. Sweeney’s has over four decades of experience in construction engineering and operations, offering valuable expertise in sales, contracting, field operations, and client relationship management. Her leadership focusing on business initiatives related to inclusion, community engagement, and environment also positions her as a trusted resource to chair the Board’s Responsible Business Committee.

CAREER HIGHLIGHTS

Ms. Sweeney first joined Turner Construction Company (“Turner”), an international construction services company, in 1980 as a field engineer. Throughout her tenure, she worked in estimating, procurement, engineering, mechanical/electrical coordination, and project management on large healthcare, laboratory, and commercial construction projects throughout the U.S. She was promoted to vice president and manager in 1998, after leading dynamic growth of the Special Projects Division in Washington, D.C. In 2000, she was named vice president and general manager of the Cleveland business unit, taking on the responsibilities of overseeing both field operations and expanding business development opportunities for Northeast Ohio. She was the first woman to head a Turner office. In 2009, she was named Turner’s vice president to lead the company-wide focus on diversity and inclusion, and in 2014 was promoted to senior vice president, inclusion and community.

She has served as a director of the Penn State Engineering Alumni Society beginning in 2004 and served as its president from 2012 to 2014. Ms. Sweeney is also a founding member of In Counsel With Women, a professional network for women in Northeast Ohio, and is a member of the Society of Women Engineers.

6   |   2025 Proxy

PROPOSAL NO. 1 – ELECTION OF DIRECTORS

DAVID H. WATSON AGE: 49 DIRECTOR SINCE: 2022 COMMITTEES: ● Executive ● Responsible Business

KEY SKILLS AND QUALIFICATIONS

Mr. Watson has extensive knowledge and experience in our business and has obtained an in-depth knowledge of our employees, culture and competitors. As chief financial officer (2015 – 2022) and chief executive officer (2022 – present) of the Company, he developed important relationships with the leaders now running our subsidiary operations, and he has a deep understanding of the financial accounting and risk management disciplines. He possesses the leadership skills, the energy and the problem-solving capabilities that are important to the Board and the Company.

CAREER HIGHLIGHTS

Mr. Watson was appointed President and Chief Executive Officer of the Company and became a member of the Board of Directors in August 2022. He previously served as Senior Vice President, Chief Financial Officer, Treasurer, and Corporate Secretary since joining the Company in October 2015.

Mr. Watson has over 15 years of senior financial leadership experience with public companies. From 2010 to 2015, he served as Chief Financial Officer of Gladstone Investment Corporation (NASDAQ: GAIN), and from 2012 to 2015, also held the role of Treasurer. He was Chief Financial Officer of Gladstone Capital Corporation (NASDAQ: GLAD) from 2011 to 2013, and its Treasurer from 2012 to 2015. Both Gladstone Investment and Gladstone Capital are closed-end, non-diversified management investment companies.

Composition of Board of Directors

The number of directors which shall constitute the whole Board of Directors shall be not less than four or more than ten. Eight of the current directors will stand for re-election at the Annual Meeting as described in this Proxy Statement in addition to one director, Ms. Alexander, who joined the Board in April 2025. Mr. Bosselmann, who served as a director since 2003, is not standing for re-election, and Mr. Mitchell, who served as a director since 2003, passed away in October 2024.

Director Attendance at the Annual Meeting

All of our directors attended last year’s annual meeting in person or by teleconference, and we expect that all nine of the nominated directors will attend this year’s Annual Meeting in person or by teleconference.

Board of Directors Meetings and Committees

During the fiscal year ended January 31, 2025 (“Fiscal 2025”), the Board of Directors met four times. All current Board members were present for the full Board and Committee meetings held during the year or participated by telephone conference, with the exception of one Board member, Mr. Bosselmann, who was unable to attend two Board meetings.

Currently, the Board has five standing committees:

●	the Audit Committee,
●	the Compensation Committee,
●	the Nominating/Corporate Governance Committee,
●	the Responsible Business Committee, and
●	the Executive Committee.

The Audit Committee, the Compensation Committee, the Nominating/Corporate Governance Committee and the Responsible Business Committee each operate under written charters which were updated and affirmed by the Board in June 2024, in order to meet the requirements of the New York Stock Exchange (“NYSE”) Listed Company Manual. These charters, as well as the Board’s Governance Guidelines, are available on our website at www.arganinc.com.

Argan, Inc.   |   7

PROPOSAL NO. 1 – ELECTION OF DIRECTORS

The current members of the five standing committees are identified in the following table.

COMMITTEES

	IND	AUDIT	COMPENSATION	NOMINATING/ CORPORATE GOVERNANCE	RESPONSIBLE BUSINESS	EXECUTIVE
LISA L. ALEXANDER	•				•	•
CYNTHIA A. FLANDERS	•		•	C
PETER W. GETSINGER	•	•
WILLIAM F. GRIFFIN, JR.						•
JOHN R. JEFFREY, JR.	•	C			•
WILLIAM F. LEIMKUHLER*	•		•	•		C
JAMES W. QUINN	•		C	•		•
KAREN A. SWEENEY	•	•			C
DAVID H. WATSON					•	•

* = Chairman of the Board       C = Chair      • = Member      IND = Independent

The Board has determined that the following members of the Board are currently independent directors, as such term is defined in Section 303A of the NYSE Listed Company Manual:  Messrs. Getsinger, Jeffrey, Leimkuhler, and Quinn; Mses. Alexander, Flanders, and Sweeney. The independent directors meet from time to time in executive session without the other members.

8   |   2025 Proxy

PROPOSAL NO. 1 – ELECTION OF DIRECTORS

AUDIT COMMITTEE

MEMBERS: JOHN R. JEFFREY, JR. (Chair), PETER W. GETSINGER, KAREN A. SWEENEY MEETINGS DURING FISCAL 2025: 5 AVERAGE DIRECTOR ATTENDANCE IN 2025:100%

Each of the members who serve on the Audit Committee are independent directors under applicable SEC and NYSE rules. In addition, the Board of Directors has determined that at least one of the independent directors serving on the Audit Committee, Mr. Jeffrey, is an audit committee financial expert, as that term has been defined by Item 407 of the Security and Exchange Commission’s Regulation S-K. Prior to May 2025 when the committee membership changed, the members of the Audit Committee were Mr. Jeffrey, Ms. Flanders, and Mr. Getsinger.

PRIMARY RESPONSBILITIES

The activities of the Audit Committee during the year ended January 31, 2025, are addressed in the “Audit Committee Report” section of this Proxy Statement. The Audit Committee’s primary responsibilities, which are discussed in detail within its charter, are as follows:

●	Assists the Board in overseeing the integrity of our published consolidated financial statements, our financial disclosure controls, and our internal controls over financial reporting;
●	Appoints and oversees Argan’s independent registered public accounting firm, including their qualifications and independence, and approves all fee arrangements for their services;
●	Meets with management and representatives of our independent registered public accounting firm to review the annual audit plan, including the scope of audit testing and other audit effectiveness factors;
●	Discusses major financial and operational risks and steps taken by management to monitor and manage them;
●	Discusses with our auditors the results of the quarterly reviews and annual audits and any other matters to be communicated pursuant to the standards of the Public Company Accounting Oversight Board;
●	Reviews the adequacy and accuracy of financial information included in SEC filings;
●	Reviews the internal audit plan, testing results, and any identification of significant deficiencies or material weaknesses;
●	Oversees and periodically reviews cybersecurity policies, controls, and related effectiveness assessments; and
●	Reviews accounting, internal control, or audit-related complaints and employee-submitted concerns, including anonymous submissions.

COMPENSATION COMMITTEE

MEMBERS: JAMES W. QUINN (Chair), CYNTHIA A. FLANDERS, WILLIAM F. LEIMKUHLER MEETINGS DURING FISCAL 2025: 5 AVERAGE DIRECTOR ATTENDANCE IN 2025: 100%

Each of the members of the Compensation Committee are independent directors under the applicable rules of the NYSE.

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PROPOSAL NO. 1 – ELECTION OF DIRECTORS

PRIMARY RESPONSBILITIES

Each year, the Compensation Committee performs comprehensive stockholder outreach efforts. The overall purpose of this outreach is to improve our understanding of the perspectives that our stockholders have with respect to our compensation practices, and to evaluate and to address any concerns or feedback we receive, as described further in the "Executive Compensation Discussion and Analysis” section of this Proxy Statement. The Compensation Committee’s primary responsibilities, which are discussed in detail within its charter, are as follows:

●	Develops and approves, periodically, compensation plans and salary structures for executive officers, considering business and financial goals, industry and market practices, and other relevant factors;
●	Oversees executive compensation programs and policies to attract and retain leadership in a cost-effective manner, drive performance in achievement of our business objectives, and align interests with long-term stockholder value;
●	Reviews and approves cash compensation and perquisites of our CEO and other Named Executive Officers (“NEOs”);
●	Provides recommendations to the Board of Directors regarding equity-based awards to the NEOs;
●	Reviews and approves all employment, retention and severance agreements for our NEOs; and
●	Administers Board-approved compensation plans and advises on new or revised compensation, incentive, and equity-based programs.

NOMINATING/CORPORATE GOVERNANCE COMMITTEE

MEMBERS: CYNTHIA A. FLANDERS (Chair), WILLIAM F. LEIMKUHLER, JAMES W. QUINN MEETINGS DURING FISCAL 2025: 1 AVERAGE DIRECTOR ATTENDANCE IN 2025: 100%

Each of the members of the Nominating/Corporate Governance Committee are independent directors under the applicable rules of the NYSE. Upon the passing of Mr. Mitchell, Ms. Flanders joined the committee and was appointed as chairwomen.

In April 2024, the members of this committee met formally, with all members in attendance, and agreed to recommend Ms. Sweeney for nomination to the Board, following interviews and a review of her qualifications. Ms. Sweeney stood as a director nominee at the 2024 Annual Meeting.

In April 2025, the members of this committee met formally, with all members in attendance, in order to agree on a recommendation that Ms. Alexander be included in the slate of directors presented to the stockholders for election to the Board in June 2025. Mr. Leimkuhler presented Ms. Alexander to the committee for its consideration of her as a potential independent Board member. All of the committee members interviewed Ms. Alexander, as did other members of the Board, deliberated and agreed to recommend her for nomination to the full Board. The committee members considered Mr. Leimkuhler’s recommendation, Ms. Alexander’s background and professional experience, the interview performance of Ms. Alexander, and her potential fit with the other members of the Board in making their recommendation decision.

PRIMARY RESPONSBILITIES

Pursuant to its duties and responsibilities, the Nominating/Corporate Governance Committee provides oversight of our corporate governance affairs, including the consideration of risks, and assesses the full Board’s performance annually in accordance with established procedures. The Nominating/Corporate Governance Committee’s primary responsibilities, which are discussed in detail within its charter, are as follows:

●	Evaluates the performance of the Board, its directors, and its committees;
●	Identifies and recommends qualified individuals for nomination to the Board of Directors for election at the annual meeting of stockholders;
●	Assesses and proposes candidates to fill any vacancies that may occur on the Board;
●	Maintains a proactive review process to ensure a strong, ongoing pipeline of potential Board candidates;

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PROPOSAL NO. 1 – ELECTION OF DIRECTORS

●	Continuously reviews potential candidates to maintain a robust pipeline for future openings; and
●	Evaluates the necessary skills and qualifications for new directors and assesses the overall composition of the Board, ensuring a representation of a diverse range of experience that gives the Board both depth and breadth in the mix of its skills.

CONSIDERATION OF DIRECTOR NOMINEES

In its evaluations of director nominees, the Nominating/Corporate Governance Committee considers the following selection criteria as a guide in its selection process. Such selection criteria include the following:

●	Nominees should have a reputation for integrity, honesty and adherence to high ethical standards;
●	Nominees should have demonstrated business acumen, experience and ability to exercise sound judgments in matters that relate to our current and long-term business objectives and should be willing and able to contribute positively to our decision-making process;
●	Nominees should have a commitment to understanding the Company and its industry and to attend regularly and to participate meaningfully in meetings of the Board of Directors and its committees;
●	Nominees should have the willingness and ability to understand the sometimes-conflicting interests of our various constituencies, which include stockholders, employees, customers, governmental units, creditors and the general public, and to act in the interests of all stockholders;
●	Nominees should not have, or appear to have, a conflict of interest that would impair the nominee’s ability to represent the interests of all our stockholders and to fulfill the responsibilities of a director; and
●	Nominees shall not be discriminated against based on race, religion, national origin, sex, sexual orientation, disability or any other basis proscribed by law.

The Nominating/Corporate Governance Committee is responsible for reviewing the requisite skills and criteria for new members of the Board of Directors as well as the composition of the Board as a whole. The Board of Directors believes that its membership should include individuals representing a diverse range of experience that gives the Board both depth and breadth in the mix of its skills. To that end, the Board endeavors to include in its overall composition a variety of targeted skills that complement one another rather than requiring each director to possess the same skills, perspective and interests. Accordingly, the Nominating/Corporate Governance Committee and the other members of the Board of Directors consider the qualifications of directors and director nominees individually and also in the broader context of the Board’s overall composition and the Company’s current and future needs.

We will consider nominees for the Board who are recommended by stockholders. Nominations by stockholders must be in writing, must include the full name of the proposed nominee, a brief description of the proposed nominee’s business experience for at least the previous five years, and a representation that the nominating stockholder is a beneficial or record owner of our common stock. Any such submission must also be accompanied by the written consent of the proposed nominee to be named as a nominee and to serve as a director if elected. Nominations must be delivered to the attention of the Nominating/Corporate Governance Committee at our headquarters address.

RESPONSIBLE BUSINESS COMMITTEE

MEMBERS: KAREN A. SWEENEY (Chair), LISA L. ALEXANDER, JOHN R. JEFFREY, JR., DAVID H. WATSON MEETINGS DURING FISCAL 2025: 2 AVERAGE DIRECTOR ATTENDANCE IN 2025: 100%

Prior to May 2025 when the committee membership changed, the members of the Responsible Business Committee were Mr. Getsinger, Mr. Jeffrey, Ms. Sweeney, and Mr. Watson.

Our on-going commitment to environmental, health and safety, community outreach, corporate governance, and other public policy matters relevant to us is supported by the Responsible Business Committee. The Board tasked the Responsible Business

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PROPOSAL NO. 1 – ELECTION OF DIRECTORS

Committee with formalizing the Company’s approach to understanding and responding to the environmental, social and governance concerns of the Company’s stockholders, with a focus on management’s practices and whether they encourage sustainability and community improvement.

PRIMARY RESPONSBILITIES

The Responsible Business Committee’s primary responsibilities, which are discussed in detail within its charter, are as follows:

●	Sets the Company’s general strategy relating to responsible business matters, as well as developing, implementing, and monitoring initiatives and policies for the Company based on that strategy;
●	Oversees communications with employees, investors, and other Company stakeholders with respect to responsible business matters; and
●	Monitors and anticipates developments relating to, and improving management’s understanding of, responsible business matters.

A summary of our Responsible Business accomplishments in various areas over the past three years is presented in Item 1, Business, of our Annual Report. In addition, more information about our responsible business accomplishments can be found in the sustainability section of our website.

EXECUTIVE COMMITTEE

MEMBERS: WILLIAM F. LEIMKUHLER (Chair), LISA L. ALEXANDER, WILLIAM F. GRIFFIN, JR., JAMES W. QUINN, DAVID H. WATSON MEETINGS DURING FISCAL 2025: 3 AVERAGE DIRECTOR ATTENDANCE IN 2025: 100%

Each of the members of the Executive Committee are independent directors under the applicable rules of the NYSE, other than Mr. Griffin and Mr. Watson. In May 2025, Ms. Alexander succeeded Mr. Bosselmann on the Executive Committee.

This committee is authorized to exercise the general powers of the Board in managing the business and affairs of the Company between meetings of the full Board, if necessary.

Board Leadership and Risk Oversight

Mr. Watson serves as the Company’s CEO. Mr. Griffin is also a member of management. Prior to his retirement as an officer of the Company in August 2022, Mr. Bosselmann served as our chief executive officer and chairman of the Board. Upon Mr. Bosselmann’s retirement, we appointed Mr. Leimkuhler as Chairman of the Board of Directors and the lead independent director role was eliminated.

Seven of the nine members of the Board are considered to be independent based on the Board’s consideration of our independence standards and the applicable independence standards of the NYSE as set forth in Section 303A.02(a)(ii) of the NYSE Listed Company Manual.

The Board periodically reviews the structure of the Board of Directors. Our bylaws currently provide that the Company’s CEO shall preside at all meetings of the Board of Directors. The Board could amend that bylaw, but it believes that we have best corporate practices in place to ensure that the Company maintains a strong and independent Board, the highest standards of corporate governance and the continued accountability of our CEO to the Board. This structure is evidenced by the composition of the current Board of Directors and the membership of its various committees. Additionally, the CEO reports to the Chairman of the Board of Directors multiple times each month.

The members of the Audit Committee, the Compensation Committee, and the Nominating/Corporate Governance Committee are all independent directors. Consequently, independent directors directly oversee critical matters such as the remuneration policy for executive officers; corporate governance guidelines, policies and practices; the director nomination process; our corporate finance strategies and initiatives; and the integrity of our consolidated financial statements and system of internal control over financial reporting.

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PROPOSAL NO. 1 – ELECTION OF DIRECTORS

One of the Board’s key responsibilities is the oversight of our assessment and management of risks that may adversely impact the Company. The standing Audit, Compensation, and Nominating/Corporate Governance Committees address risks in their respective areas of oversight. Consequently, the Board monitors the design and effectiveness of our system of internal controls over financial reporting, the security of our computer information systems, the effectiveness of our corporate codes of conduct and ethics, including whether they are successful in preventing wrongful conduct, and risks associated with the independence of its members, potential conflicts of interest and succession planning.

Our Audit Committee considers and discusses our major financial risk exposures, including the risk that our sensitive and confidential data may not be adequately protected from unauthorized access, and the steps our management has taken to monitor and control these exposures, including guidelines and policies for the processes by which risk assessment, risk management and the structuring of our insurance programs are undertaken. The Audit Committee also monitors compliance with legal and regulatory requirements. It oversees the performance of management’s assessments of our system of internal control over financial reporting and of the audits conducted by the independent registered public accountants of our consolidated financial statements and our internal controls over financial reporting.

The Compensation Committee oversees the administration of our equity compensation plans, and reviews and approves the salaries, bonuses and cash incentives paid to the NEOs while assessing whether any of our compensation policies and programs has the potential to encourage excessive risk-taking. The independent directors of the Board approve all equity-based awards. Senior management provides reports on enterprise risk issues, including operational, financial, legal and regulatory, and strategic and reputation risks, to the appropriate committee or to the full Board.

The entire Board and the committees receive reports on areas of material risk not only from senior management, but from our internal audit firm, our independent registered public accountants, outside counsel, and other members of management and professional advisors. When one of the committees receives any such report, the chairman of the committee reports to the full Board of Directors at the next Board meeting. This process enables the Board and its committees to coordinate the risk oversight role, particularly with respect to risk interrelationships.

The Board of Directors adopted a set of governance guidelines which provide a framework within which the Board conducts its business. The guidelines describe the basic responsibilities of a member of our Board and the requirements for the conduct of Board and committee meetings. These governance guidelines are available on our website at www.arganinc.com.

Compensation of Directors

The following table summarizes the fees and other compensation for the non-employee members of our Board of Directors for Fiscal 2025. Each non-employee member of our Board of Directors receives an annual fee of $40,000, prorated based on the duration of service during the year. Effective February 1, 2025, we increased the annual fee paid to each director to $50,000. The Chairman of the Board receives an additional annual fee of $65,000. The members of the Audit Committee receive an additional annual fee of $6,000, and the Audit Committee Chair receives an additional annual fee of $10,000. Directors were reimbursed for reasonable expenses incurred in connection with attending each formal meeting of the Board of Directors or the meeting of any committee thereof. Directors were also eligible to receive awards of options to purchase shares of our Common Stock and of restricted stock units.

		Stock Option	Restricted Stock	All Other	Total
Director	Fees	Awards(1)	Unit Awards(1)	Compensation	Compensation
Cynthia A. Flanders	$46,000	$–	$55,977	$–	$101,977
Peter W. Getsinger	46,000	–	55,977	–	101,977
John R. Jeffrey, Jr.	56,000	–	55,977	–	111,977
Mano S. Koilpillai(2)	20,000	–	–	–	20,000
William F. Leimkuhler	105,000	–	55,977	–	160,977
W.G. Champion Mitchell	30,000	–	–	–	30,000
Karen A. Sweeney	24,500	–	153,984	–	178,484
James W. Quinn	40,000	–	55,977	–	95,977

(1)	Amounts represent the aggregate award-date fair values computed for financial reporting purposes reflecting the assumptions discussed in the section “Share-Based Payments” of Note 1 – Description of the Business and Basis of Presentation of our consolidated financial statements that are included in Item 8 of our Annual Report on Form 10-K for the year ended January 31, 2025.
(2)	In June 2024, Ms. Koilpillai did not stand for re-election.

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PROPOSAL NO. 2 –
APPROVAL OF EXECUTIVE COMPENSATION (THE “SAY-ON-PAY” PROPOSAL)

THE BOARD RECOMMENDS A VOTE "FOR” APPROVAL OF THE SAY-ON-PAY PROPOSAL

We are seeking stockholder approval of the compensation of our NEOs as described in the “Executive Compensation Discussion and Analysis” section, the compensation tables, and the other narrative compensation disclosures of this Proxy Statement, all of which are included below. This non-binding advisory proposal, commonly known as a “say-on-pay” proposal, is required under Section 14A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Last year, the stockholders approved our executive compensation with 94% of the vote in favor of our program.

Based on management’s recommendation and the results of voting by the stockholders at the 2019 Annual Meeting, the Board of Directors determined that we will hold an advisory vote on our executive compensation every year. Because this is an advisory vote, the results will not be binding on the Board of Directors, and it will not directly affect or otherwise limit any existing compensation or award arrangement of any of our NEOs. However, our Compensation Committee does consider the outcome of the annual votes when determining executive compensation arrangements.

Starting in 2018, our Compensation Committee has regularly conducted comprehensive stockholder outreach. During Fiscal 2025 and shortly thereafter, the members of the Compensation Committee continued to engage in meaningful contacts with certain stockholders, as we proactively contacted all of our top 25 stockholders, who collectively represented approximately 62% of our outstanding shares, as described further in the “Executive Compensation Discussion and Analysis” section below. The purpose of the outreach practice is to deepen our understanding of the perspectives of our stockholders with respect to our compensation practices, and to evaluate and to address any concerns or reactions we receive.

Based on feedback we have received in the past, we increased the vesting period for stock option awards, introduced the use of performance-based long-term incentive equity compensation, instituted a cap on annual cash incentive awards, and committed to a policy prohibiting the future negotiation of single-trigger change-in-control provisions, among other changes. These changes led to enhancements of the disclosures regarding executive compensation, which are reflected in the discussion of our executive compensation included in our Proxy Statement for the current year.

The Board of Directors has adopted several other policies to improve accountability and further encourage an alignment of stockholder and executive officer interests. These policies, which are also described in further detail below in the “Executive Compensation Discussion and Analysis” section, include a stock ownership policy for NEOs and non-employee members of our Board, a no pledging policy, an anti-hedging policy, and a clawback policy. In 2023, we introduced a new restricted stock unit award for certain executive officers in order to provide incentives for the growth of our diluted EPS over a three-year measurement period.

Consistent with past efforts to increase compensation transparency for our stockholders, we developed specific performance metrics for use in the determination of the amount of non-equity cash incentive compensation that may be earned each year by the CEO of Gemma. The metrics were used to confirm the amounts of such compensation earned by him for Fiscal 2025. In 2021, we introduced the use of a new restricted unit stock award in order to provide incentives for the growth in the number and value of renewable energy construction projects awarded to Gemma over the ensuing three-year period.

In summary, our executive compensation program has been structured by the Compensation Committee to retain and incentivize our core management team through changing business environments. Concurrently, we provide incentives to drive profitable growth and to deliver value to our stockholders.

In considering how to vote on this advisory proposal, we urge our stockholders to study all the relevant information in the “Executive Compensation Discussion and Analysis” section included in this Proxy Statement, and the compensation tables and the other narrative disclosures regarding our executive compensation program that are included herein.

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PROPOSAL NO. 3 –

FREQUENCY OF FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION (THE “SAY-ON-FREQUENCY” PROPOSAL)

THE BOARD RECOMMENDS A VOTE FOR A FREQUENCY OF EVERY “1 YEAR”

Section 14A of the Exchange Act requires us to seek, at least once every six years, a non-binding advisory stockholder vote regarding the frequency of future advisory votes on executive compensation. This non-binding advisory vote is commonly referred to as a “say-on-frequency” vote. Under this proposal, our stockholders may indicate whether they would prefer to have an advisory vote on executive compensation every year, two years, or three years. The final vote will not be binding on us and is advisory in nature.

The proxy card gives you four choices for voting on this proposal. You can indicate whether you believe an advisory vote on executive compensation should be conducted every year, every two years, every three years, or you may abstain from voting.

Our Board of Directors recommends that stockholders vote on executive compensation every year, because our directors believe that our executive compensation program, as discussed in the “Executive Compensation Discussion and Analysis” section in this Proxy Statement, has historically been consistent with or more conservative than our peers, is aligned with our long-term performance, and has minimal exposure to over-payment for under-performance. Additionally, holding a say-on-pay vote every year will allow our stockholders to provide us with direct input on our compensation plan and practices on an ongoing basis, enabling us to take regular feedback into consideration as part of our compensation review process.

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PROPOSAL NO. 4 –
APPROVAL OF AMENDMENT TO OUR CERTIFICATE OF INCORPORATION

THE BOARD RECOMMENDS A VOTE "FOR” THE APPROVAL AND ADOPTION OF THE PROPOSED CHARTER AMENDMENT

The State of Delaware, which is Argan’s state of incorporation, recently enacted legislation that enables Delaware companies to limit the liability of certain corporate officers in limited circumstances under the Delaware General Corporation Law (the “DGCL”).

Reasons for the Proposed Charter Amendment

Argan’s Board of Directors believes it is important to provide protection from certain legal risks and related expenses that may discourage directors from accepting or continuing membership on corporate boards and officers from serving corporations. In the absence of such protection, qualified directors and officers might be deterred from serving due to the risk of being personally sued and facing costly legal expenses in defending such lawsuits, regardless of merit. In particular, the Board of Directors considered the narrow class and type of claims that officers would be exculpated from liability pursuant to amended DGCL Section 102(b)(7), the limited number of Argan officers who would be impacted, and the benefits the Board of Directors believes would accrue to Argan.

Argan’s Board of Directors believes it is appropriate for public companies in states that allow exculpation of officers to have exculpation clauses in their certificates of incorporation. The nature of the role of directors and officers often requires them to make decisions on crucial matters, frequently in response to time-sensitive opportunities and challenges. Limiting concern about personal risk would empower both directors and officers to best exercise their business judgment in furtherance of stockholder interests. Addition of an exculpation provision for officers could also limit rising insurance costs and prevent protracted litigation that distracts officers of the Company from their primary objective of creating long-term value for shareholders.

A significant number of other companies already have adopted similar protections for their officers, and we expect more companies to adopt similar exculpation clauses in their certificates of incorporation. Failing to adopt the proposed Charter Amendment could impact our recruitment and retention of qualified officers who conclude that the potential exposure to liabilities, costs of defense, and other risks of proceedings exceeds the benefits of serving as an officer of Argan. Additionally, this change would align the protections for our officers with those protections currently afforded to our directors.

The Board of Directors balanced these considerations with our corporate guidelines and practices and, for the reasons stated above, determined that it is advisable and in the best interests of Argan and our stockholders to amend certain provisions in Article 12 of our Certificate of Incorporation, as amended (the “Certificate of Incorporation”), to extend exculpation protection to our officers in addition to our directors, as permitted by recent amendments to Delaware law. We refer to this proposed amendment to our Certificate of Incorporation as the “Charter Amendment” in this proxy statement.

The proposed Charter Amendment is not being proposed in response to any specific resignation, threat of resignation or refusal to serve by any officer.

Conditions and Limitations to Exculpation under DGCL Section 102(b)(7)

As amended, Section 102(b)(7) of the DGCL provides important conditions and limitations on a corporation’s exculpation of its officers for monetary damages from breaches of fiduciary duty.

●	Exculpation is only available for breaches of the fiduciary duty of care.

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PROPOSAL NO. 4 – APPROVAL OF AMENDMENT TO OUR CERTIFICATE OF INCORPORATION

●	Exculpation is not available for breaches of the fiduciary duty of loyalty (which requires officers to act in good faith for the benefit of the corporation and its stockholders and not for personal gain).
●	Exculpation is not available for intentional misconduct or knowing violations of the law.
●	These protections are limited to monetary damages only, so that claims against officers for equitable relief are available.
●	Exculpation is not available in connection with derivative claims on behalf of the corporation by a stockholder.

Text of Proposed Charter Amendment

Our Certificate of Incorporation currently provides for the exculpation of directors but does not include a provision that allows for the exculpation of officers. To ensure Argan is able to attract and retain key officers and in an effort to reduce litigation costs associated with frivolous lawsuits, we propose to amend Article 12 of our Certificate of Incorporation so that it would state in its entirety as follows:

“No director or officer of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer, except to the extent such exemption from liability or limitation thereof is not permitted under the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended. If the General Corporation Law of the State of Delaware is amended after the effective date of this Amended Certificate to authorize corporate action further eliminating or limiting the personal liability of directors or officers, then then liability of a director or officer of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law of the State of Delaware, as so amended, as of the date of such amendment.

No amendment or modification (including any amendment or modification effected by operation of law merger, consolidation or otherwise) or repeal of the foregoing paragraph shall apply to or have any effect on the liability or alleged liability of any director or officer of the Corporation hereunder in respect of any acts or omissions occurring prior to the effectiveness of such amendment, modification or repeal.”

The proposed Certificate of Amendment to the Certificate of Incorporation reflecting the foregoing Charter Amendment is attached as Appendix A to this proxy statement.

Timing and Effect of the Charter Amendment

If the proposed Charter Amendment is approved by our stockholders, it will become effective immediately upon the filing of the Certificate of Amendment with the Secretary of State of the State of Delaware, which we expect to file promptly after the Annual Meeting. Other than the replacement of the existing Article 12 by the proposed Article 12, the remainder of our Certificate of Incorporation would remain unchanged after the effectiveness of the Charter Amendment. If the proposed Charter Amendment is not approved by our stockholders, our Certificate of Incorporation will remain unchanged. In accordance with the DGCL, the Board of Directors may elect to abandon the proposed Charter Amendment without further action by the stockholders at any time prior to the effectiveness of the filing of the Certificate of Amendment with the Secretary of State of the State of Delaware, notwithstanding stockholder approval of the proposed Charter Amendment.

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PROPOSAL NO. 5 –
RATIFICATION OF THE APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

THE BOARD RECOMMENDS A VOTE "FOR” RATIFICATION OF THE APPOINTMENT OF GRANT THORNTON LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS FOR FISCAL 2026

The Audit Committee of our Board of Directors has selected Grant Thornton LLP (“Grant Thornton”) as the independent registered public accountants for the performance of the audits of our consolidated financial statements and our system of internal control over financial reporting for our fiscal year ending January 31, 2026.

Our stockholders are being asked to ratify the Audit Committee’s selection. Grant Thornton has served as our independent registered public accountants since 2006. A representative of Grant Thornton is expected to be present at the Annual Meeting and to be available to respond to appropriate questions. Although Grant Thornton has indicated that no statement will be made, the firm will be provided the opportunity to make a statement.

Audit Firm Independence

The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the independent registered public accountants and it evaluates the selection of them each year. In addition, in order to promote continuing auditor independence, the Audit Committee considers the independence of Grant Thornton at least annually. Based on its most recent evaluation, including the firm’s past performance and an assessment of the firm’s qualifications and resources, the Audit Committee believes that the continued retention of Grant Thornton to serve as our independent registered public accountants is in the best interests of the Company and its stockholders.

Audit Committee Pre-Approval Policies and Procedures

The Audit Committee has established a policy requiring the pre-approval of all audit and non-audit services to be performed by our independent registered public accountants, who may not render any audit or non-audit service unless the service is approved in advance by the Audit Committee pursuant to its pre-approval policy. The Audit Committee has delegated to its chairman the authority to pre-approve certain services. The chairman must report any pre-approval pursuant to such delegation of authority to the other members of the Audit Committee at its next scheduled meeting at which time the Audit Committee is then asked to approve and ratify the pre-approved service. The Audit Committee followed these guidelines in approving all services rendered by our independent registered public accountants during Fiscal 2025 and Fiscal 2024.

Fees

The following table below presents the amounts of fees billed to us by Grant Thornton for professional services rendered during and related to Fiscal 2025 and Fiscal 2024.

	2025(1)	2024
Audit Fees	$1,501,619	$1,477,073
Audit-Related Fees	–	–
Tax Fees	–	–
All Other Fees	–	–
Total Fees	$1,501,619	$1,477,073
(1)	Amount for 2025 includes estimated amounts for final billings.

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PROPOSAL NO. 5 — RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

Audit Fees. This category consists of fees billed for professional services rendered for annual audits of our consolidated financial statements; for statutory audits of the separate financial statements of foreign subsidiaries; for reviews of quarterly condensed consolidated financial statements; and for the review of current reports and other documents filed with the SEC. Audit fees also include the costs associated with Grant Thornton’s audit of the effectiveness of our internal control over financial reporting.

Audit-Related Fees. This category includes fees billed for services provided by Grant Thornton related to consultations on accounting and reporting matters and to due diligence procedures performed during the investigations of potential acquisitions. No such fees were incurred during Fiscal 2025 or Fiscal 2024.

Tax Fees. This category consists of fees billed for professional tax services provided in the areas of compliance, research and development credits, research and planning. No such fees were incurred during Fiscal 2025 or Fiscal 2024.

All Other Fees. This category includes fees for other miscellaneous items. No such fees were incurred during Fiscal 2025 or Fiscal 2024.

Argan, Inc.   |   19

AUDIT COMMITTEE REPORT

The Board of Directors has made a determination that the members of the Audit Committee satisfy the independence and other requirements of the NYSE and the applicable rules of the SEC. The Board has also made the determination that at least one member of the Audit Committee, Mr. Jeffrey, is an “audit committee financial expert” as that term is defined in Item 407 of the SEC’s Regulation S-K.

The Audit Committee of our Board operates pursuant to a written charter. A copy can be found at www.arganinc.com. Additional information regarding the members of the Audit Committee and the Audit Committee’s roles and responsibilities is described in the “Board of Directors Meetings and Committees” section in this Proxy Statement.

The following is a report on the Audit Committee’s activities for Fiscal 2025.

Audit of Financial Statements

The Audit Committee reviewed and discussed the Company’s condensed unaudited condensed consolidated financial statements for the fiscal quarters ended April 30, July 31 and October 31, 2024, and the Company’s audited consolidated financial statements as of January 31, 2025, and for the year then ended with the management of the Company and with the engagement personnel of Grant Thornton, the Company’s independent registered public accountants. During the year, Grant Thornton also made a presentation to the Audit Committee that outlined the firm’s audit timeline and planned procedures based on its assessments of the significant financial statement and fraud risks.

The audit report issued by Grant Thornton relating to the Company’s consolidated financial statements as of January 31, 2025 and for the year then ended, including a discussion of one critical audit matter, expressed an unqualified opinion thereon.

The scope of the audit procedures performed by Grant Thornton for the year ended January 31, 2025 also included observations and tests of evidence with results sufficient for the accounting firm to report that the Company maintained, in all material respects, effective internal control over financial reporting as of January 31, 2025.

Review of Other Matters with the Independent Registered Public Accountants

The Audit Committee has also discussed with Grant Thornton the matters required to be communicated to the Company pursuant to applicable regulations of the Public Company Accounting Oversight Board (United States). The Audit Committee has received from Grant Thornton the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and has discussed with Grant Thornton matters relating to the firm’s independence from the Company. There have not been any matters brought to the attention of the Audit Committee which caused the Audit Committee to conclude that Grant Thornton is not independent.

The Audit Committee has also received from Grant Thornton the written communication required by the corporate governance rules of the NYSE that describes the firm’s quality control policies and procedures including its audit performance and independence monitoring systems. This communication also provides disclosure of material issues raised by inquiry or investigation by government or professional authorities over the last five years.

Argan, Inc.   |   20

AUDIT COMMITTEE AUDIT COMMITTEE REPORT

Recommendation That Financial Statements Be Included in the Annual Report

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements described above be included in the Company’s Annual Report on Form 10-K for the fiscal year ended January 31, 2025 for filing with the SEC.

Submitted by the Audit Committee of the Board of Directors:

John R. Jeffrey, Jr. (Chairman, Audit Committee)
Cynthia A. Flanders (Member, Audit Committee)
Peter W. Getsinger (Member, Audit Committee)

Argan, Inc.   |   21

PRINCIPAL STOCKHOLDERS

The following table presents the number of shares of Common Stock beneficially owned as of January 31, 2025 by each director; each executive officer named in the Summary Compensation Table below; all directors and executive officers as a group; and each person who, to our knowledge, owns beneficially more than 5% of our common stock (the “Common Stock”). Unless otherwise indicated, beneficial ownership is direct and the identified stockholder has sole voting and investment power.

	Shares	Beneficial
	Beneficially	Ownership
Name	Owned(1)	Percentage(1)
Rainer H. Bosselmann	219,879	1.61%
William F. Griffin, Jr.(2)	144,254	1.06%
James W. Quinn(3)	131,848	*
William F. Leimkuhler(4)	99,278	*
Cynthia A. Flanders(5)	88,758	*
Charles E. Collins IV(6)	66,490	*
Peter W. Getsinger(7)	64,426	*
David H. Watson(8)	52,958	*
John R. Jeffrey, Jr.(9)	41,088	*
Richard H. Deily(10)	26,033	*
Joshua S. Baugher	375	*
Karen A. Sweeney	–	*
Officers and Directors, as a group (12 persons)(11)	935,387	6.69%
BlackRock, Inc.(12)	1,161,260	8.52%
Vanguard Group, Inc.(13)	843,583	6.19%

*	Less than 1%.
(1)	Each applicable percentage of ownership is based on 13,634,214 shares of Common Stock outstanding as of January 31, 2025, together with applicable stock options for each stockholder. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Shares of Common Stock subject to options that are currently exercisable or exercisable within 60 days of January 31, 2025 are deemed to be beneficially owned by the person holding such stock options for the purpose of computing the percentage of ownership of such person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Unless otherwise noted in the footnotes below, the address for each of the individuals listed in the table above is c/o Argan, Inc., 4075 Wilson Boulevard, Suite 440, Arlington, VA 22203.
(2)	Includes 132,604 shares owned by the William F. Griffin, Jr. Revocable Trust DTD 12/09/04; Mr. Griffin is a trustee of the trust. Also includes 11,650 shares owned by Peach Pit Foundation for which Sharon K. Griffin, wife of Mr. Griffin, is a trustee.
(3)	Includes options to purchase 68,834 shares of Common Stock held by Mr. Quinn which are fully vested. Does not include 134,000 shares of Common Stock held by Allen & Company LLC and affiliates. Mr. Quinn disclaims beneficial ownership of the shares held by Allen & Company LLC and affiliates.
(4)	Includes options to purchase 58,834 shares of Common Stock which are fully vested.
(5)	Includes options to purchase 68,834 shares of Common Stock which are fully vested.
(6)	Includes options to purchase 54,166 shares of Common Stock which are fully vested.
(7)	Includes options to purchase 51,834 shares of Common Stock which are fully vested.
(8)	Includes options to purchase 1,667 shares of Common Stock which are fully vested.
(9)	Includes options to purchase 18,834 shares of Common Stock which are fully vested.
(10)	Includes options to purchase 16,666 shares of Common Stock which are fully vested.

Argan, Inc.   |   22

PRINCIPAL STOCKHOLDERS

(11)	Includes options to purchase 339,669 shares of Common Stock held by the executive officers and members of our Board of Directors which are fully vested.
(12)	This information is based solely on a Form 13F-HR filed on February 7, 2025 by BlackRock, Inc. (“BlackRock”) with respect to holdings as of December 31, 2024. Based upon Schedule 13G/A filed with the SEC on November 8, 2024 by BlackRock, as of September 30, 2024, BlackRock beneficially owned 1,177,343 shares of Common Stock over which it had sole dispositive power with respect to all of the shares of Common Stock and sole voting power with respect to 1,159,351 shares of Common Stock. The address for BlackRock is 50 Hudson Yards, New York, New York 10001.
(13)	This information is based solely on a Form 13F-HR filed on February 11, 2025 by Vanguard Group, Inc. (“Vanguard”) with respect to holdings as of December 31, 2024. Based upon Schedule 13G/A filed with the SEC on February 13, 2024 by Vanguard, as of December 29, 2023, Vanguard beneficially owned 714,009 shares of Common Stock over which it had sole dispositive power for 694,148 shares of Common Stock, and that it had shared dispositive and shared voting powers with respect to 19,861 and 8,498 shares of Common Stock, respectively. The address for Vanguard is 100 Vanguard Boulevard, Malvern, Pennsylvania 19355.

Argan, Inc.   |   23

EXECUTIVE COMPENSATION
DISCUSSION AND ANALYSIS

Introduction

This section of the Proxy Statement provides an overview and analysis of our executive compensation program. The Compensation Committee has engaged in comprehensive stockholder outreach efforts resulting in a number of significant modifications to our executive compensation program, covered in the discussion of our program for the current year presented below. During Fiscal 2025, the members of the Compensation Committee continued stockholder engagement and received positive feedback regarding the changes undertaken and the overall compensation program. The following describes the Company’s executive compensation-setting process, the principles and objectives of the program, the major elements of compensation paid to executives under the program, other compensation-related policies and the actions that were taken by the Compensation Committee for Fiscal 2025 and beyond. For Fiscal 2025, the Company’s senior executive officers considered to be Named Executive Officers, as defined in the rules of the SEC, were:

DAVID H. WATSON – President and Chief Executive Officer

JOSHUA S. BAUGHER – Senior Vice President, Chief Financial Officer, and Treasurer

CHARLES E. COLLINS IV – Chief Executive Officer of Gemma

RICHARD H. DEILY – Compliance Officer

On September 15, 2024, Mr. Deily retired from the position of Senior Vice President, Chief Financial Officer, Treasurer, and Corporate Secretary for the Company but continues to serve in the capacity as the Company’s Compliance Officer. Mr. Deily will not be considered a Named Executive Officer in the future. Mr. Baugher was promoted to Senior Vice President, Chief Financial Officer, and Treasurer effective September 16, 2024.

Summary of Our Executive Compensation Principles and Objectives

Our executive compensation program is designed to reward and retain executives who contribute to our consistent favorable consolidated performance and to the successful attainment of operating plan objectives and strategic goals with total compensation that is comparable to those companies with which we compete for executive talent, and to encourage continuing excellent performance. The executive compensation program is intended to maintain a strong link between compensation and performance and is intended to achieve the following:

WHAT WE DO	WHAT WE DON’T DO

     Retain and motivate highly-performing executives who drive our business operations and financial performance.

     Support our Company's business strategies and achievement of short-term and long-term goals by encouraging profitable growth and increased stockholder value.

     Align interests of the NEOs with long-term interests of our stockholders.

     Promote Common Stock ownership of the Company.

     Maintain a policy that governs the required clawback of incentive-based compensation.

Encourage excessive risk-taking.

Provide excessive perquisites.

Permit hedging or pledging of the Company’s stock.

Award restricted stock units that provide nonforfeitable dividend equivalents or permit the payment of dividend equivalents prior to the vesting date.

Argan, Inc.   |   24

EXECUTIVE COMPENSATION DISCUSSION AND ANALYSIS

Overall levels of executive compensation are established based on an assessment of our performance as a whole. Individual executive compensation is determined based on an assessment of the experience and performance of each NEO, as well as the compensation levels of comparable positions in our peer group and general market practices. Variation in compensation among the NEOs reflects the different roles, responsibilities, and performance of the NEOs, as compared to similar positions in the peer group with which we compete for talent. The holding company NEOs perform substantially different functions from operating subsidiary NEOs, and are thus compensated with relatively lower base salaries and generally receive a meaningful mix of stock-based compensation.

Role of the Compensation Committee

COMPENSATION COMMITTEE

The Compensation Committee of our Board of Directors establishes the overall executive compensation philosophy and oversees the executive compensation program in accordance with its charter. This charter is available on our website at www.arganinc.com.

The charter addresses the implementation and review of executive compensation plans, policies and programs in an effort to ensure the attraction and retention of executive officers in a reasonable and cost-effective manner, to motivate their performance toward the achievement of our business objectives and to align their interests with the long-term interests of our stockholders. To that end, it is the responsibility of the Compensation Committee to develop and to approve periodically a general compensation plan and salary structure for our executive officers that considers business and financial objectives, industry and market pay practices and/or such other information as may be deemed appropriate.

It is also the responsibility of the Compensation Committee:

●
To review the compensation elements and amounts for our CEO;
●
To review the results of the calculations pursuant to the performance criteria established in the employment agreement of Mr. Collins;
●
To review and approve the compensation (salary, bonus and other compensation) of our other NEOs;
●
To review and approve perquisites that may be offered to our NEOs; and
●
To recommend to the full Board of Directors that it ratify or approve the Committee’s decisions.

The Compensation Committee also reviews and approves corporate goals and objectives relevant to the compensation of our NEOs, evaluates performance in light of the goals and objectives, and reviews and approves all employment, retention and separation agreements with them.

As a critical element of this process, the Compensation Committee evaluates the CEO’s performance for the most recently completed fiscal year and by setting the level and elements of his compensation. The CEO is not present when the Compensation Committee discusses and determines his compensation.

The Compensation Committee also reviews the performance-based incentive compensation amount for Mr. Collins, the CEO of Gemma, which is calculated pursuant to the criteria included in his employment agreement.

The Compensation Committee acts on behalf of the Board of Directors in administering compensation plans approved by the Board and/or the stockholders, including the Argan, Inc. 2020 Stock Plan, in a manner consistent with the terms of such plans; reviews and makes recommendations to the Board of Directors with respect to new compensation and incentive and equity-based plans; and reviews and makes recommendations to the Board on changes in major benefit programs for our NEOs. The Board of Directors has determined that each member of the Compensation Committee is "independent” within the meaning of the NYSE corporate governance listing standards and our Corporate Governance Guidelines.

Argan, Inc.   |   25

EXECUTIVE COMPENSATION DISCUSSION AND ANALYSIS

Role of the Chief Executive Officer

CHIEF EXECUTIVE OFFICER

Our CEO, in consultation with the Compensation Committee, establishes the strategic direction of our executive compensation program. During the first quarter of each fiscal year, the CEO consults with the chairman of the Compensation Committee:

●
To discuss the financial results for the fiscal year just ended;
●
To discuss performance of leadership on strategic initiatives;
●
To discuss the results of business development efforts;
●
To review the amount and composition of project backlog at year-end; and
●
To evaluate the individual performance and achievements of the other NEOs.

This review process also incorporates the assessments by the other Compensation Committee members regarding executive performance, and may consider the results of the most recent competitive market positioning review used in setting the amount of compensation for NEOs.

Competitive Market Positioning

Although the Compensation Committee has the authority under its charter to hire outside advisors to provide it with information as needed in making compensation decisions, it has not used the services of any external advisor in connection with the exercise of its responsibilities or completion of any of its initiatives. In view of the holding company structure and special factors relating to our business, the Compensation Committee believes that the engagement of a compensation consultant would not provide significant information beyond that which is already available to us at this time.

The Compensation Committee seeks to achieve executive compensation that is aligned with the program’s pay-for-performance principles and is competitive with compensation provided by a peer group of selected publicly traded companies.

In determining executive compensation, the Compensation Committee considers a number of factors and data from a market-relevant group of peer companies that are potential competitors for executive talent and each NEO’s performance and experience.

The Compensation Committee periodically reviews the composition of each annual peer group and updates it based on available market information when appropriate. For Fiscal 2025, the peer group consisted of the following 12 companies from the specialty construction and engineering services industry (the “2025 Peer Group”).

2025 PEER GROUP

Expro Group Holdings N.V.	Limbach Holdings, Inc.	Primoris Services Corporation
Granite Construction Incorporated	Matrix Service Company	Orion Marine Group, Inc.
Gulf Island Fabrication, Inc.	MYR Group Inc.	Sterling Construction Company, Inc.
Integrated Electrical Services Corporation	NPK International Inc.	Team, Inc.

We do not view benchmarking as a stand-alone tool for setting compensation due to the aspects of our business and objectives that may be unique to us, but we believe that gathering and reviewing this information should be a part of our compensation-related decision-making process. In exercising its collective judgment in the assessment of executive pay, the Compensation Committee uses benchmarking as one consideration. We do not target executive compensation at any specific percentile or ranking within a peer group.

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EXECUTIVE COMPENSATION DISCUSSION AND ANALYSIS

Say-on-Pay Vote and Stockholder Outreach

Overview. In 2017, our advisory vote to ratify our executive compensation failed to receive the majority support from our stockholders. Disappointed by this lack of support, the members of our Compensation Committee undertook a comprehensive stockholder outreach initiative in the summer and fall of 2017, which supplemented our ongoing investor relations program, to better understand the perspectives of our stockholders with respect to our compensation practices, and to evaluate and address any concerns or feedback we received. Based on the feedback we received from our stockholders, we made several significant changes to our executive compensation practices and disclosures. These enhancements were positively received, and the ratification of our executive compensation has occurred each year since then.

Continuing Stockholder Engagement. Following the success of our stockholder outreach initiative in 2017, our Board of Directors determined that it would be beneficial to continue these efforts in 2018 and beyond, again to complement our regular investor relations program. For the outreach performed in advance of our 2025 Annual Meeting, we reached out to our top 25 stockholders, who collectively represented approximately 62% of our outstanding shares. Five of these investors, representing stockholders that hold approximately 14% of our outstanding shares, accepted our invitation to engage in discussion, while the remaining stockholders either declined our invitation for discussion or did not respond. The conversations, which took place primarily during February 2025, were conducted by Mr. Leimkuhler, the chairman of our Board and a member of the Compensation Committee and the Nominating/Corporate Governance Committee, along with Mr. Watson, our CEO.

What We Heard. Prior year engagement efforts focused heavily on executive compensation, company strategy, board composition, succession planning, including the leadership changes at both Gemma and APC, risk management, capital allocation, and responsible business matters. Our 2025 outreach continued to focus on succession planning, retention, board composition, oversight of strategy and risk, and capital allocation. Similar to last year, stockholders expressed appreciation for our approach to succession planning. They also welcomed the introduction of quarterly earnings calls, which we initiated in the first quarter of Fiscal 2024. They valued the long-term strategy of retaining key individuals through extended employment contracts. Furthermore, our balanced approach to our capital allocation through our share repurchase program and regular quarterly dividends also received stockholder endorsement. Stockholders continued to express interest in Board tenure and composition and the desire to see increased succession planning at the Board level.

Steps Taken. The feedback we received from stockholders last year was conveyed to the Board for its consideration, and responsive actions were taken by management during Fiscal 2025. In November 2024, we hired a new chief executive officer for SMC who brings over 25 years of industry experience and will focus on expanding the market presence of the business segment. In September 2024, following the announced retirement of Mr. Deily from the position of CFO, we promoted our senior corporate controller to the position of CFO. Mr. Deily continues to serve as the Company’s Compliance Officer and is assisting with the CFO transition. In September, we renewed employment contracts with Mr. Watson and Mr. Collins, extending their terms by an additional three years to promote continuity and strengthen organizational stability. As vacancies arose on the Board during Fiscal 2024 and 2025, we reassessed its composition and identified the complementary experience and expertise needed, leading to the appointments of Ms. Sweeney and Ms. Alexander as new directors. In the third quarter of Fiscal 2025, we increased our regular quarterly dividend by 25% to $0.375 per share of common stock, following a similar increase in the third quarter of the prior fiscal year, when we increased our regular quarterly dividend by 20% to $0.30 per share of common stock. As indicated, we are committed to extensive stockholder engagement in anticipation of our 2026 Annual Meeting. We look forward to ongoing dialogue with investors and will continue to consider their views and perspectives, as appropriate, in making executive compensation and other strategic decisions for the Company going forward.

Argan, Inc.   |   27

EXECUTIVE COMPENSATION DISCUSSION AND ANALYSIS

Our Executive Compensation Program

EXECUTIVE COMPENSATION

●
Performance-based cash and equity compensation.
●
Multiple performance metrics for incentive-based compensation.
●
Three-year vesting periods for equity compensation.
●
No income tax gross-ups on stock-based compensation.
●
Stock ownership guidelines for NEOs and directors.
●
Clawback policy for executive gross negligence, misconduct, fraud, or financial restatement.
●
Anti-pledging and anti-hedging policies.
●
No single-trigger change-in-control provisions.
●
All directors on Compensation Committee are independent.

Based on the feedback we received during our outreach efforts over the years, the Compensation Committee took action. We have enhanced the disclosures included in our proxy statements by providing discussion of our executive compensation program with greater clarity while attempting to identify for stockholders the specific factors that influence the annual decisions of the Compensation Committee on executive compensation.

We changed our standard stock option vesting period to three years from the one-year period used historically. The longer vesting period has been included in all stock option awards since January 2018. The Compensation Committee also reduced the number of shares of our Common Stock covered by annual stock option awards typically made to our CEO and CFO. The lower stock option awards are now complemented with the awards of restricted stock units which are intended to introduce a stronger performance-based equity component to our long-term incentive awards. Performance-based restricted stock units (“PRSUs”) have typically been awarded to our CEO and CFO annually, usually each April, since 2018. These awards vest over three-year periods based on our total stockholder return relative to the return of each award’s designated peer group of companies. We believe that this type of incentive award is more consistent with market practice. We also believe that the measurement of total stockholder return is an appropriate performance metric as the Holding Company NEOs are considered to have greater direct influence on these results. The investors expressed support for our use of restricted stock units as an element of our executive compensation program and the use of this metric-scheme specifically. Additionally, in April 2021, we further reduced the number of shares covered by stock option awards and added time-based restricted stock unites (“TRSUs”) as a component of the overall executive compensation program.

Additionally, in April 2021, the Company began to award renewable energy performance-based restricted stock units (“RRSUs”) in response to stockholder feedback and to incentivize the CEO of Gemma to add new business that grows the number and value of renewable energy projects awarded to Gemma. More recently, in April 2023, we added earnings per share performance-based restricted stock units (“EPRSUs”) to augment the overall executive compensation program, again reducing the number of stock option shares. EPRSU awards focus on the growth of the Company’s diluted EPS, a metric that we believe is a meaningful measurement of value provided to stockholders. These changes were made, in part, to address the negative impacts of stock options on dividend distributions, to encourage increased holdings of our stock, and to retain talent over the long-term.

Other Policies of our Executive Compensation Program

We also note here that as a result of our outreach efforts over the years, the Company has adopted policies and guidelines in order to incorporate evolving “best practices” into our executive compensation program. These policies, which were also described in previous proxy statements, are summarized below.

Stock Ownership Guidelines. The Board of Directors established stock ownership guidelines for the NEOs and the non-employee members of the Board to further align their economic interests with those of our stockholders. Under these guidelines, stock ownership includes shares owned directly or held in trust by an individual. The policy does not encompass shares that an individual has the right to acquire through the exercise of stock options. The guidelines were expected to be met within five years of the date they were established. The Board periodically reviews the stock ownership guidelines and

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EXECUTIVE COMPENSATION DISCUSSION AND ANALYSIS

may make adjustments. The Board of Directors will require that each NEO owns a minimum number of shares of our Common Stock having a value as outlined in the table below.

	Required Ownership	Ownership	Shares Held	Value as of		Meets
Named Executive Officer	(multiple of salary)	Requirement	Calculation	April 22, 2025		Requirement
David H. Watson	CEO – 3x	$1,500,000	[•]	$	[•]	Yes
Joshua S. Baugher	CFO – 1x	$250,000	[•]	$	[•]	Yes
Charles E. Collins IV	CEO, Gemma – 1x	$650,000	[•]	$	[•]	Yes

Included in the number of shares held by each NEO presented above are 25% of the target number of shares of Common Stock that may be issued to each officer pursuant to outstanding restricted stock units even though such shares are not considered beneficially owned for purposes of the “Principal Stockholders” table included herein.

Until the applicable ownership requirement is achieved, each individual is required to retain shares of Common Stock with a total value of at least 50% of the intrinsic value, net of taxes, of any shares that he or she acquires under a Company stock plan. Excluding sales of shares related to taxes associated with the exercising of stock options or vesting of stock awards, no sales of existing stockholdings are permitted until the applicable required stock ownership quantity is attained. Once the applicable ownership requirement is attained, the individual may sell any shares that exceed the applicable minimum requirement.

Effective February 2025, we revised the minimum common stock ownership requirement for non-employee members of our Board of Directors to align better with the market and to attract and retain quality directors. Each non-employee member of our Board must now hold shares valued at eight times their base annual fee. Given the current annual base fee is $50,000, this equates to a minimum ownership requirement of $400,000 of our Common Stock. Most members of the Board have either exceeded the stock ownership threshold or are generally making satisfactory progress toward achieving the ownership requirement.

Clawback Policy. In October 2023, as required by the NYSE and the SEC, the Company adopted a revised clawback policy covering incentive-based compensation. Under this policy, if the Company is required to restate its financial statements due to material noncompliance with any financial reporting requirement under federal securities laws and if incentive-based compensation was paid, awarded or issued due to an incorrect calculation of any related financial performance metric, the Board shall promptly require reimbursement to the Company of the erroneously awarded incentive-based compensation.

Insider Trading Policy. The Company maintains an Insider Trading Policy that governs the purchase, sale, and other transactions involving its securities. This policy applies to the Company’s directors, officers and designated key employees, their family members, and specially designated outsiders who have access to the Company’s material nonpublic information (collectively, “covered persons”). The policy prohibits covered persons from buying or selling Company securities while in possession of material, nonpublic information. These policies also forbid the use of such information for personal gain or in any way that would violate applicable laws and regulations. The Insider Trading Policy is designed to support compliance with applicable laws, regulations, and stock exchange listing standards related to insider trading. A copy of the policy is included as Exhibit 19.1 in the Company’s Annual Report on Form 10-K for the fiscal year ended January 31, 2025.

No Pledging Policy. As an element of the new stock ownership guidelines, no officer or director of the Company may pledge, hypothecate, or create any lien or security interest on, or enter into a margin contract secured by, any shares, options to purchase shares, or any other interest in shares of our Common Stock.

Anti-Hedging Policy. Our Board also approved an anti-hedging policy which prohibits all of our directors, employees, and agents from (i) speculative trading in our securities; (ii) engaging in hedging transactions using our securities; (iii) “short selling” our securities; or (iv) trading derivative securities, such as put options, call options, swaps, or collars related to our Common Stock.

Change-in-Control. Although there was not a clear consensus from our stockholders on this matter, the Compensation Committee has committed to a policy of not entering into any new employment agreements with “single-trigger” change-in-control provisions. As such, none of the current NEOs have employment agreements that include a “single-trigger” change-in-control provision.

Argan, Inc.   |   29

EXECUTIVE COMPENSATION DISCUSSION AND ANALYSIS

Equity-Based Awards Grant Practices. We do not have any program, plan, or obligation that mandates granting equity awards on predetermined dates. Additionally, we do not coordinate the timing of granting equity award to executive officers with the release of material nonpublic information. Instead, we generally aim to issue equity awards during open trading windows. Equity awards are generally granted annually during the open trading window following the issuance of our Form 10-K. However, equity awards may be granted occasionally in response to significant changes in job responsibilities, an employee’s hiring, or to support specific retention or performance objectives.

During Fiscal 2025, the Company did not delay or accelerate the disclosure of material nonpublic information to influence the value of executive compensation. Additionally, during Fiscal 2025, The Company did not grant equity-based awards to our NEOs within a window beginning four business days before and ending one business day after the filing of a Form 10-K, Form 10-Q, or a Form 8-K disclosing material nonpublic information.

Fiscal 2025 Business Highlights

Argan’s primary business is providing a full range of engineering, procurement, construction, commissioning, maintenance, project development and technical consulting services to the power generation market, including the renewable energy sector. We provide these services, primarily in the U.S., the Republic of Ireland (“Ireland”) and the United Kingdom (the “U.K.) through our Gemma and APC subsidiary operations. Argan also owns The Roberts Company, Inc. (“TRC”), a construction and field services firm with steel pipe and vessel fabrication capabilities serving industrial organizations primarily in the Southeast region of the U.S., and Southern Maryland Cable, Inc. (“SMC”), doing business as SMC Infrastructure Solutions, which provides utility construction services and comprehensive technology wiring solutions to customers primarily in the Mid-Atlantic region of the U.S.

CONSOLIDATED OPERATING RESULTS

($s in millions, except per share amounts)	Fiscal 2025	Fiscal 2024
Revenues	$874	$573
Gross Profit	$141	$81
Gross Margin %	16.1%	14.1%
SG&A Expenses	$53	$44
Income Before Income Taxes	$111	$49
Net Income	$85	$32
Diluted Per Share	$6.15	$2.39
EBITDA(1)	$114	$51
Cash Dividends Per Share	$1.35	$1.10
(1)	Earnings before interest, taxes, depreciation, and amortization.

Notable financial highlights from our operations for Fiscal 2025 include the following:

●	Consolidated revenues increased by 52.5% for Fiscal 2025.
●	Power Industry Services revenues for Fiscal 2025 increased by 66.5%.
●	Industrial Construction Services revenues for Fiscal 2025 increased by 17.4%.
●	Consolidated gross profit increased 74.4% during Fiscal 2025.
●	Consolidated gross profit percentage of revenues improved to 16.1% for Fiscal 2025 from 14.1% for the prior year.
●	Selling, general and administrative expenses as a percentage of consolidated revenues declined to 6.0% from 7.7% last year.
●	Earnings per diluted share increased by 157.3% from Fiscal 2024 to Fiscal 2025.
●	EBITDA increased to $114 million for Fiscal 2025 from $51 for Fiscal 2024.

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EXECUTIVE COMPENSATION DISCUSSION AND ANALYSIS

CONSOLIDATED BALANCE SHEET AND OTHER INFORMATION

($s in millions)	January 31, 2025	January 31, 2024
Cash, cash equivalents and short-term investments	$525	$412
Net liquidity(1)	$301	$245
Debt	Nil	Nil
Stockholders' equity	$352	$291
Shares outstanding	13,634,000	13,243,000
Project backlog	$1,361	$757
(1)	Total current assets minus total current liabilities

As indicated above, our consolidated balance sheet remains solid, buoyed by a large cash and net liquidity position and no debt. Notable balance sheet and capital allocation highlights from Fiscal 2025 include the following:

●	Consolidated cash provided by operating activities during Fiscal 2025 was $168 million, an increase from $117 million during Fiscal 2024.
●	Net liquidity increased to $301 million at the end of Fiscal 2025, compared to net liquidity of $245 million at the end of the prior fiscal year.
●	With confidence in the future of the Company and in our ability to maintain balance sheet strength, we were pleased to return $19.8 million to stockholders during Fiscal 2025 in the form of dividends and share repurchases.
●	In October 2024, the Board increased our quarterly cash dividend by 25% from $0.30 to $0.375 per share of Common Stock.
●	As of January 31, 2025, project backlog reached nearly $1.4 billion, an increase of approximately 80% year over year.

In April 2025, our Board of Directors increased the share repurchase program by an additional $25 million to $150 million, reflecting its commitment to the program. Cumulatively, we have repurchased approximately 2.8 million shares of our Common Stock, or approximately 17% of the number of shares outstanding at the beginning of the share repurchase program in November 2021, and returned nearly $109 million to stockholders.

SUMMARY OF SEGMENT RESULTS FOR FISCAL 2025

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EXECUTIVE COMPENSATION DISCUSSION AND ANALYSIS

Power Industry Services: Revenues from the power industry services business increased by 66%, or approximately $277 million, to $693 million for Fiscal 2025 compared with revenues of $416 million for Fiscal 2024, as current year construction activities increased for the Trumbull Energy Center, the Midwest Solar and Battery Projects, the 405 MW Midwest Solar Project and the Louisiana LNG Facility. Projects completed for Fiscal 2025 included the Guernsey Power Station, two projects in the Republic of Ireland and one in the U.K. These projects represented a mix of core gas-fired power plants as well as renewable energy projects. The revenues of the power industry services business were approximately 79% of consolidated revenues for Fiscal 2025 and 73% of consolidated revenues for the prior year.

Awarded to us in Fiscal 2023, the contract for the Trumbull Energy Center is a 950 MW natural gas-fired power plant located in Lordstown Ohio. During Fiscal 2025, construction activities for this project ramped up to peak levels. This combined cycle power station consists of two gas-fired, high efficiency combustion turbines with two heat recovery steam generators and a single steam turbine. Project completion is scheduled for the first quarter of Fiscal 2027.

In June 2024, we entered into a subcontract and commenced a project for the installation of five 90 MW, natural gas turbines that will provide a dedicated supply of power to a liquified natural gas (“LNG”) facility in Louisiana. This project represents a collaboration among three of our operating subsidiaries. Project completion is scheduled for the first half of Fiscal 2026.

In the fourth quarter of Fiscal 2025, project activity commenced pursuant to an EPC services contract that was awarded to us in December 2024 accompanied by a full-notice-to-proceed. This combined cycle plant will generate approximately 700 MW of natural gas-fired power.

Subsequent to January 31, 2025, we were awarded an EPC services contract by Sandow Lakes Energy Company, LLC and received a notice to proceed for a 1.2 GW ultra-efficient natural gas-fired power plant in Lee County, Texas (“SLEC Project”). Construction of this plant, which will be powered by two gas-fired turbines supplied by Siemens Energy, is scheduled to commence later in calendar 2025, and the project owner expects to commence power generation in 2028.

Under limited-notices-to-proceed received in Fiscal 2024, we commenced engineering, design, and major equipment procurement for three advanced solar and battery energy storage facilities in Illinois. With full customer approvals, construction accelerated in Fiscal 2025 across all three projects, which together will deliver 160 MW of power and 22 MW of storage capacity. Two projects were completed in the fourth quarter of Fiscal 2025, with the final project slated for completion in Fiscal 2026.

In August 2024, we received a full release to construct a utility-scale solar field in Illinois with the capacity to provide 405 MW of electrical power. The unique, multi-phased project includes solar-tracking panels that can be stowed by remote command for expected adverse weather events and will use pre-existing transmission and utility infrastructure from a nearby retired coal power plant. Project completion is scheduled for the first half of Fiscal 2027.

Atlantic Projects Company entered into an engineering, procurement and construction services contract with SSE Thermal, part of the integrated energy group SSE plc, for an approximately 300 MW biofuel power plant to be built in County Kerry, Ireland.  The Tarbert Next Generation Power Station will consist of Ansaldo Energia’s AE94.3A turbine that will run on 100% sustainable biofuels with the potential to convert to hydrogen. The flexible power generated at this facility will help to support Ireland’s energy security while delivering a renewables-led system. Enabling works are now underway ahead of full construction activities that are expected to commence later this year with planned completion towards the end of 2027.

With the value of new contract awards added to the remaining value associated with active projects, we are pleased to report that our consolidated project backlog amount rose to approximately $1.4 billion as of January 31, 2025, a meaningful increase from the balance of $0.8 billion as of January 31, 2024. Notably, as of April 2025, we are significantly above $1.4 billion with the addition of the SLEC Project subsequent to Fiscal 2025.

Industrial Construction Services: Revenues from our industrial construction services segment increased by approximately $25 million, or 17%, to $168 million for Fiscal 2025 compared with revenues of $143 million for Fiscal 2024. The Company’s effective business development efforts in a growing regional business environment led to new and larger customer project awards. The increased business volume reflects an emphasis on the performance of field service construction projects for continuing, repeat and new customers. Where appropriate, we leverage our metal fabrication capabilities in order to include the production of metal piping and pressure vessels in the scope of our field service construction project awards.

An unfavorable effect of the rapid growth in the revenues of this segment for Fiscal 2025 was a decline in its project backlog. However, the new business pipeline remains robust and we are confident about the future of this business. Since year-end, we have been awarded new work that has increased the project backlog of the industrial construction services segment significantly.

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EXECUTIVE COMPENSATION DISCUSSION AND ANALYSIS

Telecommunications Infrastructure Services: The revenues of our telecommunications infrastructure reporting segment were $13.5 million and $14.3 million for Fiscal 2025 and Fiscal 2024, respectively, or approximately 2% of our consolidated revenues for each year.

This segment operates in a fragmented and competitive business environment. We compete with providers ranging from regional companies to larger firms servicing multiple regions, as well as large national and multi-national contractors. We believe that we can compete favorably with the other companies in our market space by emphasizing our high-quality reputation, outstanding customer base, security-cleared personnel and highly motivated work force in striving for larger and more diverse contract awards.

In November 2024, we appointed a new chief executive officer for this segment, bringing over 25 years of industry experience. His focus will be on deepening our presence in existing markets and expanding the business beyond its current geographic footprint.

ARGAN’S DIVERSE BACKLOG SUPPORTS TRANSITION TO CLEANER EMISSIONS

Backlog grew to $1.4 billion at January 31, 2025, an increase of approximately 80% from the prior year end, and included full notices to proceed on a 700 MW combined-cycle natural gas project in the U.S. and a 300 MW biofuel power plant in Ireland. As noted earlier, our Power Industry Services and Industrial Construction Services segments entered into contracts subsequent to yearend that were added to project backlog in the first quarter of Fiscal 2026, most notably a 1.2 GW ultra-efficient natural gas-fired power plant project in Texas.

While striving to achieve strong financial results, we are committed to ensuring that the employees of each of our businesses perform their work in a safe environment.  We regularly communicate with our employees to promote safety and to instill safe work habits. Our OSHA reportable incident rates, weighted by hours worked for all of our subsidiaries, were significantly better than the national average rates in our industry (NAICS – 2379) for the range of years presented below.

OUR 2024 OSHA REPORTABLE INCIDENT RATE WAS 0.56

	2024	2023	2022	2021	2020
Argan, Inc.	0.56	0.43	0.60	0.48	0.55
National Average (NAICS – 2379)	n/a	1.4	1.5	2.0	1.6

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EXECUTIVE COMPENSATION DISCUSSION AND ANALYSIS

The graph presented below compares the percentage change in the cumulative total stockholder return on our Common Stock for the last five years with the S&P 500, a broad market index, and the Dow Jones US Heavy Construction TSM Index, a group index of companies where their focus is limited primarily to heavy civil construction. The returns are calculated assuming that an investment with a value of $100 was made in our Common Stock and in each index at January 31, 2020, and that all dividends were reinvested in additional shares of Common Stock. The graph lines merely connect the measuring dates and do not reflect fluctuations between those dates. The stock performance shown on the graph is not intended to be indicative of future stock performance.

COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*

Among Argan, Inc., the S&P 500 Index

and the Dow Jones US Heavy Construction TSM Index

*$100 invested on 1/31/20 in stock or index, including reinvestment of dividends.

Copyright© 2024 Standard & Poor’s, a division of S&P Global. AlI rights reserved.

Copyright© 2024 S&P Dow Jones Indices LLC. a division of S&P Global. All rights reserved.

	Years Ended January 31,
	2020	2021	2022	2023	2024	2025
Argan, Inc.	$100.00	$109.80	$96.50	$104.17	$121.60	$380.49
S&P 500	100.00	117.25	144.56	132.68	160.30	202.59
Dow Jones US Heavy Civil Construction TSM	100.00	128.34	160.36	206.13	231.97	359.19

Over the five-year period ended January 31, 2025, Argan’s total shareholder return grew approximately 280%, ahead of the broader market and the heavy construction company index.

The following table presents our annualized one-year, three-year and five-year total stockholder returns, or “TSR” (defined as total stock market value appreciation plus dividends paid for the relevant period), and the comparable average TSR percentages for a group of peer companies. The peer group consists of 12 publicly traded companies selected by us and identified below in the “Competitive Market Positioning” section of this Proxy Statement. The table also presents the ranking of our performance compared to the peer group for each TSR period.

Total Stockholder Return: Argan v. Peer Group(1)
TSR	Argan		Peer Group Average		Peer Group Percentile Rank
1-year TSR	[•]	%	[•]	%	[•]	%
3-year TSR	[•]	%	[•]	%	[•]	%
5-year TSR	[•]	%	[•]	%	[•]	%

(1)	TSR data is sourced from FactSet Research Systems Inc. and is calculated on an annualized basis as of April 22, 2025.

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EXECUTIVE COMPENSATION DISCUSSION AND ANALYSIS

Fiscal 2025 Compensation Deliberations

This section of the discussion and analysis of our executive compensation covers Fiscal 2025 compensation deliberations and associated compensation decisions made by the Compensation Committee.

Pay for Holding Company Named Executive Officers Is "At Risk” and Aligned with Performance. The compensation program for holding company executives, our CEO and CFO, is designed to maintain a strong link between pay and performance. "At risk” compensation for these executives includes discretionary annual cash bonuses and long-term equity incentive awards (stock options and restricted stock units) through which the performance of each of the individual officers is rewarded.

It is important to differentiate between the NEOs who are officers of Argan, a holding company, and the NEO who is the Chief Executive Officer of Gemma, our principal operating company.

Our CEO, Mr. Watson, and our CFO, Mr. Baugher (together, the “Holding Company NEOs”), are employees of the holding company and are responsible for the following important activities:

●	Overall strategic direction of the Company;
●	Capital allocation and treasury functions;
●	Monitoring of the financial and operating performance of all subsidiaries;
●	Driving synergies and collaboration across all subsidiaries;
●	Retention and succession planning related to key employees;
●	Investor relations activities and shareholder engagement;
●	The structuring and management of health, general liability and other insurance programs;
●	International, federal, state and local tax planning and compliance;
●	The preparation of consolidated financial reports in compliance with the rules and regulations of the SEC; and
●	The effectiveness of the Company’s system of internal controls over financial reporting.

In addition, the CEO and CFO regularly evaluate possible acquisition targets with the intention of identifying companies with significant potential for profitable growth and realizable synergies with one or more of our existing businesses, and that can be operated in a manner that best provides favorable cash flows for the Company and value for our stockholders.

The Holding Company NEOs are compensated pursuant to a program that sets base salaries at the lower end of the peer group. This reflects, in part, that their primary responsibilities relate to matters other than the performance of our subsidiaries. In order to achieve its objectives, the Compensation Committee has designed the executive compensation program utilizing four major pay elements for Messrs. Watson and Baugher:

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EXECUTIVE COMPENSATION DISCUSSION AND ANALYSIS

BASE SALARY

Provides a fixed amount of cash compensation for completing day-to-day responsibilities. The Compensation Committee reviews the base salary of each officer annually and periodically approves increases based on competitive reviews of peer group compensation amounts, general market practices and the particular officer’s level of responsibility, experience and individual performance.

SHORT-TERM INCENTITIVE
	ANNUAL CASH BONUS COMPENSATION	Provides discretionary annual cash bonus awards for successful short-term financial performance and other achievements that are aligned with our business strategy.

LONG-TERM EQUITY-BASED INCENTIVE COMPENSATION

Provides executives with stock option and certain restricted stock unit awards that represent opportunities for them to participate in, and be rewarded for, the growth in the value of the Company’s Common Stock. Awards may also facilitate executive stock ownership. Both stock options and restricted stock units vest based on the satisfaction of service requirements.

LONG-TERM INCENTITIVE
PERFORMANCE-BASED, LONG-TERM, EQUITY- BASED INCENTIVE COMPENSATION

Provides performance-based components to our equity-based long-term incentive award program.

Certain performance-based restricted stock units vest over a three-year period based on our total shareholder returns relative to our peer group. Other performance-based awards vest based on the growth of our diluted EPS over a three-year measurement period.

The Compensation Committee considers each pay element in establishing and adjusting the executive compensation package for each Holding Company NEO so that the packages will provide the properly balanced incentives for the achievement of short and long-term objectives of the Company. The Compensation Committee does not rely on any single performance metric to assess the performance of the Holding Company NEOs. Instead, individual performance is analyzed based on a detailed review of factors and achievements, like those discussed below, that the Compensation Committee deemed critical to the Company’s long-term success.

The performance of the Holding Company NEOs for Fiscal 2025 was assessed using a number of different quantitative and qualitative factors associated with the Company’s operational and financial performance, stockholder value creation, capital allocation, succession planning, the retention and motivation of core employees, stockholder engagement and effectiveness in the areas of financial reporting and income tax planning. These factors are outlined in the sections below.

OPERATIONAL PERFORMANCE

Typically, the Company is focused on maintaining gross margins and containing costs, even if it results in the Company choosing not to pursue certain revenue opportunities because they fail to meet our gross margin requirements. Nevertheless, in assessing executive performance for Fiscal 2025, the Compensation Committee looked at the following metrics for Fiscal 2025, among others, compared to Fiscal 2024 and Fiscal 2023.

($s in thousands)	2025	2024	2023
EBITDA	$113,500	$51,338	$48,109
EBITDA as a % of Revenues	13.0%	9.0%	10.6%
SG&A(1) as a % of Revenues	6.0%	7.7%	9.8%
Return on Equity	26.7%	11.4%	11.7%
Project Backlog	$1,361,000	$757,000	$822,000

(1)	Selling, general and administrative expenses.

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EXECUTIVE COMPENSATION DISCUSSION AND ANALYSIS

We believe that EBITDA is a meaningful presentation that enables us to assess our operating performance by removing from our operating results the impacts of our capital structure, the effects of the accounting methods used to compute depreciation and amortization, and the effects of operating in different income tax jurisdictions. Further, we believe that EBITDA is widely used by investors and analysts as a measure of performance. In general, EBITDA, expressed as a percent of revenues, reflects our ability to convert revenue dollars into earnings, which is primarily driven by maintaining strong gross margins. Likewise, SG&A, expressed as a percent of revenues, is a meaningful measure of the effectiveness of our cost containment efforts. The return on equity metric measures our profitability based on dollars invested. Our reported amount of project backlog at a point in time represents the success of our business development efforts, as it is measured as the total value of projects awarded to us that we consider to be firm as of that date, less the amounts of revenues recognized to date on the corresponding projects.

For Fiscal 2025, we achieved revenues of $874 million, compared to revenues of $573 million and $455 million in Fiscal 2024 and Fiscal 2023, respectively. Consolidated gross margins for Fiscal 2025, Fiscal 2024 and Fiscal 2023 were 16.1%, 14.1% and 19.0%, respectively. Selling, general and administrative spend as a percentage of revenues declined to 6.0% for Fiscal 2025 from 7.7% and 9.8% in Fiscal 2024 and Fiscal 2023, respectively. Additionally, we continued to prioritize returning capital to our stockholders by providing nearly $18 million in cash dividends and repurchasing approximately $2 million in shares during Fiscal 2025. The Compensation Committee was pleased with the Company’s remarkable financial performance in Fiscal 2025, highlighted by an 80% year-over-year increase in project backlog to $1.4 billion as of January 31, 2025, and a 121% rise in EBITDA to $114 million compared to Fiscal 2024.

The metrics that are usually indicative of the effectiveness of business development activities, and the prospects for favorable future revenues and income, are project backlog and the value of awarded contracts. The Compensation Committee noted that all of our businesses contributed to the composition of our project backlog, which includes a healthy group of longer-term, fully committed projects. Further, we have added to our project backlog since year-end by entering into several contracts, including those related to a water treatment plant, datacenters, and a 1.2 GW ultra-efficient natural gas-fired power plant project in Texas. The members of the Compensation Committee believe that the diversity of the projects and the realistic future revenue prospects associated with these business opportunities in our project backlog are valid indications of favorable long-term revenue growth and the future profitable performance of the Company.

SUCCESSION PLANNING

As discussed in the past, Rainer Bosselmann, our founder, announced his retirement in August 2022, after having served as chief executive officer and chairman of the board since 2003 and leading the Company through periods of acquisition integration, economic downturns and significant growth. Following his retirement, the Board promoted Mr. Watson to the Company’s President and Chief Executive Officer after he served as the Company’s Senior Vice President, Chief Financial Officer, Treasurer and Corporate Secretary since 2015. In addition, the Board promoted Mr. Deily to the position of Senior Vice President, Chief Financial Officer, Treasurer and Corporate Secretary after he served as the Company’s corporate controller since October 2007. In December 2022, subsequent to Mr. Deily’s promotion, the Company hired Mr. Baugher to serve as senior corporate controller. Upon the anticipated and announced retirement of Mr. Deily in September 2025, Mr. Baugher was promoted to the position of Senior Vice President, Chief Financial Officer, and Treasurer. Mr. Deily remains active as the Company’s Compliance Officer and continues to assist in the transition of the CFO duties.

During Fiscal 2024, we supplemented the corporate management team with the addition of a Senior Vice President, Legal. This addition brings us a seasoned lawyer and operator from a global engineering and construction firm who will enhance our commercial contract risk management and overall legal approach across all our subsidiaries. Mr. Michael Hundley also serves as the Company’s Corporate Secretary.

Over the past several years, the Company has also been focused on succession planning at its subsidiaries.

For our power industry services segment, in Fiscal 2024 we added a president for the renewable power group who returns to us with enhanced renewable energy project leadership skills. In November 2021, Mr. Collins transitioned from Co-President of Gemma to CEO of Gemma, a position that had been vacant. During Fiscal 2025, we made changes in the operational and financial leadership at APC.

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EXECUTIVE COMPENSATION DISCUSSION AND ANALYSIS

At our industrial construction services segment, we have introduced strategic changes to strengthen the business for long-term success. In April 2022, the founder and chief executive officer TRC retired from the business after a record year of performance. Longtime employee and then-President of TRC since 2019, Mr. Bobby Foister, was promoted to TRC’s Chief Executive Officer, and has since led continued growth of that business. In Fiscal 2024, we made important additions to our roster of project managers at the business, and we hired Mr. Sean Terrell as president of TRC, who comes to us with rich experience in the management of various types of construction projects. In order to enhance our ability to retain the experienced staff and managers who are leading the growth of the industrial construction services segment, we introduced a deferred compensation plan in Fiscal 2024 to match similar plans established elsewhere in our Company.

As highlighted earlier, in Fiscal 2025 we appointed a new chief executive officer to lead our telecommunications infrastructure services segment, who brings with him over 25 years of industry experience.

CAPITAL ALLOCATION

During Fiscal 2025, our capital allocation strategy remained squarely focused on driving organic growth within our existing subsidiaries. A key element of this approach has been the continued investment in human capital. As a result, we expanded our workforce to align with the opportunities we are seeing in our end markets and growth of our project backlog. Our current headcount is the highest in company history. This emphasis on people underscores our belief that talent and operational capacity are critical to sustainable growth.

Capital allocation and balance sheet management activities during Fiscal 2025 were conservative. We did not identify any suitable acquisition opportunities. We remain unwilling to pursue deals at valuation levels we believe remain elevated, particularly in light of ongoing economic uncertainty, including persistent inflation, elevated interest rates, and shifting market dynamics. These conditions have continued to impact business fundamentals following the disruptions of recent years.

However, we were pleased to return approximately $20 million in value back to our stockholders during the year ended January 31, 2025 through our share repurchase program and our regular quarterly cash dividends, which we increased by 25% from $0.30 to $0.375 per share of Common Stock in the third quarter of Fiscal 2025, following a 20% increase in the same quarter of the prior fiscal year.

We maintained our invested funds primarily in money market accounts, certificates of deposit, and U.S. Treasury notes to earn low-risk reasonable returns while ensuring continued liquidity. Furthermore, we revisited our investment strategy to increase our exposure to longer-duration U.S. Treasury notes, aiming to reduce our sensitivity to short-term interest rate fluctuations. For Fiscal 2025, Fiscal 2024, and Fiscal 2023 earnings on invested funds and cash account balances approximated $21.2 million, $14.1 million, and $3.4 million, respectively.

Throughout the year, we maintained a strong relationship with our surety provider, providing us with increased confidence that capacity will be available for future construction projects that require bonding.

ENSURING INCOME TAX OPTIMIZATION IN THE MIDST OF REGULATORY CHANGES

During Fiscal 2025 and Fiscal 2024, we made commitments for equity investments in two solar energy funds that make us eligible for solar investment tax credits among other tax benefits. For the most recent investment, we made equity investment commitments in the total amount of $24.5 million, of which $13.0 million was paid during Fiscal in the approximate amount of $28.8 million. During Fiscal 2024, we made equity investments in the total amount of $8.4 million in a solar energy fund that is anticipated to provide a return, including solar investment tax credits and other tax benefits, of approximately $9.7 million. Our equity investments in the solar energy funds facilitate the construction and deployment of multiple solar arrays across the United States.

During Fiscal 2023, we completed a detailed review of the activities of the engineering staff on major EPC services projects in order to identify and quantify the amounts of research and development tax credits that may have been available to reduce federal income taxes for Fiscal 2022 and Fiscal 2021. As a result of our review, we filed amended federal income tax returns for those years, including research and development tax credits in the total amount of $5.8 million.

STOCKHOLDER VALUE

The Compensation Committee continues to emphasize long-term value creation, and recent TSR performance is notable. For the one-year period ending April 22, 2025, the Company achieved a TSR of approximately [•]%, significantly outperforming

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EXECUTIVE COMPENSATION DISCUSSION AND ANALYSIS

the S&P 500 Index return of approximately [•]% over the same timeframe. Over the five-year period through April 22, 2025, the Company maintained a strong position, ranking above the [•] percentile among its peer group. Fiscal 2025 accomplishments that contributed to enhanced stockholder value included returning $19.8 million to stockholders in the aggregate in the form of quarterly cash dividends and share repurchases. We continued to strengthen our shareholder engagement in Fiscal 2025 through regular quarterly earnings calls, an initiative launched in the first quarter of Fiscal 2024. Additionally, we expanded our outreach by actively participating in several investor conferences throughout the year. In April 2025, we also hosted our first-ever Investor Day at the New York Stock Exchange (“NYSE”), marking a significant milestone in the Company’s history and reinforcing our commitment to transparency and shareholder engagement. We concluded the event by ringing the NYSE closing bell, a moment that celebrated our achievements and highlighted our ongoing connection with the investment community.

RETAINING AND INCENTIVIZING CORE EMPLOYEES

To support long-term continuity and reinforce organizational stability, we executed renewed three-year employment agreements with Mr. Watson and Mr. Collins in September, representing a longer commitment than in previous contracts. Following the planned retirement of Mr. Deily in September 2025, Mr. Baugher assumed the role of Senior Vice President, Chief Financial Officer, and Treasurer under a two-year contract. Mr. Deily continues to serve as Compliance Officer and is actively supporting the CFO transition process.

We believe that the deferred compensation plans we have in place encourage long-term retention of employees who are significant contributors to the operational excellence of Gemma and TRC and their contributions to the successes of the Company. To enhance our ability to retain the experienced staff and managers who are leading the growth of our industrial construction services segment, we introduced a deferred compensation plan in Fiscal 2024 to match similar plans established elsewhere in our Company. At Gemma, the deferred compensation plan, as amended during Fiscal 2022, covers a targeted set of managers and other key employees and is augmented by the award of TRSUs covering 13,000 shares, 12,250 shares and 15,500 shares of our Common Stock in April 2025, April 2024 and September 2023, respectively.

Additionally, in April 2025, we made targeted investments in our other leadership teams by awarding TRSUs covering 6,250 shares, EPRSUs covering 2,200 shares, and PRSUs covering 500 shares of our Common Stock. In April 2024 and 2023, we made targeted investments in our other leadership teams by awarding TRSUs covering 11,500 and 13,300 shares of our Common Stock, respectively. We believe that our efforts to retain the core groups of management and other key employees at Gemma, TRC, and our other operating companies were effective during Fiscal 2025, as we believe that turnover of management and key employees continues to be low relative to industry standards.

Compensation for the CEO of Gemma. As the CEO of our principal operating company, Mr. Collins has the specific responsibility for the leadership and management of our largest subsidiary, Gemma, and its ongoing operations and financial performance. The Compensation Committee reviewed the incentive compensation calculation for Mr. Collins, and confirmed that it was determined pursuant to the terms of the employment agreement which was entered into on November 15, 2019. The employment agreement has three performance-based criteria for each fiscal year: (1) Gemma’s achievement of certain levels of adjusted EBITDA, (2) Gemma’s achievement of certain levels of adjusted EBITDA, expressed as a percent of corresponding revenues, and (3) Gemma’s meeting certain safety targets.

For the first criterion, if the adjusted EBITDA of Gemma (as defined in the employment agreement) for any fiscal year equals or exceeds $40 million, Mr. Collins shall be entitled to receive a cash payment in an amount between 1.4% and 3.0% of the adjusted EBITDA of Gemma based on a sliding scale. For Fiscal 2025, the adjusted EBITDA of Gemma, as defined, was $101.7 million.

For the second criterion, if the adjusted EBITDA, expressed as a percent of revenues of Gemma, for any fiscal year equals or exceeds ten percent (10%), Mr. Collins shall be entitled to a payment in an amount between 0.3% and 1.2% of adjusted EBITDA of Gemma based on a sliding scale. For Fiscal 2025, the adjusted EBITDA, expressed as a percent of the revenues of Gemma, as defined, was 16.0%.

For the third criterion, if the project safety performance on Gemma’s projects, as measured by the OSHA Recordable Incident Rate ("RIR”), for any calendar year during Mr. Collins’ employment term is between 0.0 and 1.5, he shall be entitled to receive a performance-based compensation payment of up to $250,000 based on a sliding scale. If the RIR for any calendar year during his employment term is greater than 1.5, the overall performance-based compensation shall be reduced by an amount up to $250,000 based on a sliding scale. Because Gemma’s RIR was less than 0.50 for calendar year 2024, Mr. Collins earned $250,000 for Fiscal 2025.

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EXECUTIVE COMPENSATION DISCUSSION AND ANALYSIS

The total amount of performance-based cash compensation for any fiscal year earned by Mr. Collins as a result of Gemma’s attainment of one or more of the performance goals described above may not exceed $4,000,000. Mr. Collins earned non-equity incentive plan cash compensation in the amount of $3,050,000 for Fiscal 2025 pursuant to the terms of his employment agreement.  In addition, based on his considerable efforts to support APC on certain projects, business development efforts, and overall leadership actions, Mr. Collins was awarded a discretionary cash bonus of $450,000 during Fiscal 2025.

The nonqualified deferred compensation plan for key employees of Gemma was approved by our Board on April 6, 2017 (see Exhibit 10.7 to our Annual Report on Form 10-K for the year ended January 31, 2017 that was filed with the SEC on April 11, 2017) with the objective of keeping the management team of Gemma in place for the long term. The unfunded, cash-based plan, as amended, now has four-to-six-year vesting periods with a continuous employment requirement (see Exhibit 10.12 to our Quarterly Report on Form 10-Q for the three-month period ended October 31, 2020 that was filed with the SEC on December 9, 2020).

Based on the performance of certain key employees of Gemma for the year just ended, a dollar amount may be contributed to the deferred compensation plan, as amended, for each such employee. Of each annually awarded amount, 50% vests on the fourth anniversary of the date of award and 25% vests on each of the fifth and sixth anniversary dates. Except in the event of disability or death, vesting is dependent on continuous employment with Gemma up to the applicable vesting date. Mr. Collins participates in the plan, with a deferred compensation balance at January 31, 2025 of $125,000 that was established in prior years. Mr. Collins received a distribution of $175,000 during Fiscal 2025, and he did not earn deferred compensation related to Fiscal 2025. IRC Section 409A regulates the income tax treatment of most forms of nonqualified deferred compensation. We believe we are in compliance with IRC Section 409A and the regulations promulgated thereunder.

Compensation Decisions. As a result of the recent deliberations of the Compensation Committee and based on the factors outlined above, on April 16, 2025, the Compensation Committee recommended that the following awards be made, which were subsequently ratified or approved by the independent members of the Board:

Approved the payment of annual cash bonuses to Mr. Watson, Mr. Baugher, Mr. Deily, and Mr. Collins in the amounts of $675,000, $225,000, $200,000 and $450,000, respectively, related to performance during Fiscal 2025.

Approved the payment of non-equity incentive plan compensation to Mr. Collins in the amount of $3,050,000 related to achievements during Fiscal 2025.
Approved the award of non-qualified stock options, PRSUs, EPRSUs and TRSUs to Mr. Watson covering 2,000 shares, 3,000 target shares, 7,500 target shares and 4,000 shares of Common Stock, respectively.

Approved the award of non-qualified stock options, PRSUs, EPRSUs and TRSUs to Mr. Baugher covering 1,000 shares, 1,500 target shares, 3,750 target shares and 2,000 shares of Common Stock, respectively.

Approved the award of non-qualified stock options, PRSUs, EPRSUs, RRSUs and TRSUs to Mr. Collins covering 1,000 shares, 500 target shares, 3,000 target shares, up to 2,500 shares and 2,000 shares of Common Stock, respectively.

The stock-based awards identified above were made to Messrs. Watson, Baugher, and Collins in April 2025. Accordingly, the values of these awards will be included in the "Summary Compensation Table” in the amounts of compensation to be reported for the fiscal year ending January 31, 2025. The fair value amounts of the stock options and restricted stock units awarded to NEOs during the fiscal years ended January 31, 2025, 2024 and 2023 are set forth in the “Summary Compensation Table” that is presented in this Proxy Statement. Additional information regarding stock options and restricted stock units awarded to NEOs during Fiscal 2025 is presented in the “Grants of Plan-Based Awards Tables” section of this Proxy.

For Fiscal 2025, over 75% and 60% of all cash and equity incentive compensation, respectively, was "At Risk” for our NEOs. As discussed above, the decisions of the Compensation Committee were based on recommendations received from our CEO, the Compensation Committee’s own evaluations of each executive’s performance, the overall achievements accomplished by Gemma and the Company during Fiscal 2025 and our overall executive compensation strategy. The Compensation Committee approved the cash bonus and non-equity incentive compensation payments described above and made its recommendations

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EXECUTIVE COMPENSATION DISCUSSION AND ANALYSIS

for stock option and restricted stock unit awards to the Board of Directors for approval. These recommendations were approved by the independent directors of the Board of Directors in April 2025.

CEO	OTHER NEOS (AVERAGE)

Major Elements of Executive Compensation

Annually, the Compensation Committee considers each of the elements of executive compensation that are discussed below, individually and in the aggregate, when making decisions regarding the ratification and/or approval of compensation amounts for each NEO. The Compensation Committee has reviewed the structure of the Company’s executive compensation program for imprudent risks, and it has discussed the findings of this risk assessment with management. The members of the Compensation Committee believe that our executive compensation program does not motivate employees to take risks that are reasonably likely to have a material adverse effect on us.

Annual Base Salaries. Each NEO is paid an annual base salary which amount reflects the value of the executive’s skills to the Company, experience with the Company and prior, the record of achievement, expectations of future accomplishments and other factors considered important to the Company. Base salary levels are established to attract quality executives, to provide a fixed base of cash compensation, and to recognize the challenges and varied skill requirements of different positions.

Base salaries are reviewed annually and from time to time in connection with a promotion or other change in responsibilities. In making individual salary recommendations to the Compensation Committee, our CEO evaluates the performance of the other NEOs, reviews market compensation levels for comparable positions, and considers the particular executive’s potential attractiveness to other companies while being mindful of the overall financial health and performance of the Company. The Compensation Committee reviews the salary recommendations of the CEO and, together with impressions formed based on the observations of the members, approves base salaries for NEOs. The Compensation Committee also sets the base salary for the CEO. In so doing, the Compensation Committee members annually review the performance of the CEO and other relevant information. The base salary amounts paid to each NEO for the fiscal years ended January 31, 2025, 2024 and 2023 are set forth in the “Salary” column of the “Summary Compensation Table” presented in this Proxy Statement.

Annual Cash Bonuses. The Compensation Committee may award cash bonus payments to NEOs to recognize and to reward individual performance that has meaningfully enhanced the operations and financial results of the Company during the most recently completed fiscal year. Awards are intended to convey to executives that good performance is recognized and valued by the Board.

Furthermore, we believe that annual cash bonus awards strongly encourage executives to continue to improve their efforts in delivering annual results that are aligned with our long-term goals. At the conclusion of each fiscal year, the CEO submits recommended annual cash bonus award amounts for each of the other NEOs to the Compensation Committee for consideration, modification at their discretion, and, ultimately, for approval.

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EXECUTIVE COMPENSATION DISCUSSION AND ANALYSIS

Long-Term Equity-Based Compensation. NEOs are eligible to receive long-term equity-based compensation awards under our 2020 Stock Plan. The long-term equity-based compensation awarded to executives is largely a combination of PRSUs, EPRSUs, RRSUs and TRSUs. Over the past several years, we have reduced the number of shares of Common Stock covered by non-qualified stock option awards. The Compensation Committee members believe that the current combinations of these types of long-term equity-based awards respond to the objectives of our executive compensation program which encourage the accomplishment of the following:

●	Link incentive compensation to the Company’s long-term performance;
●	Create long-term stockholder value;
●	Align the financial interests of the NEOs with the financial interests of stockholders; and
●	Reward actions that enhance long-term stockholder returns.

The vesting related to the PRSU awards depends on the price performance of our Common Stock measured against the price performance of a designated peer group of common stocks over a three-year period. The vesting related to EPRSUs depends on the growth of the Company’s diluted EPS over a three-year period. We believe these types of measurements utilize appropriate performance metrics that incentivize actions that create value for stockholders. The vesting period for TRSUs is three years. We believe that TRSU awards encourage increased holdings of our stock by our executives and help to retain talent over the long-term. Additionally, the Company began to award RRSUs in response to stockholder feedback and to incentivize the CEO of Gemma to add new business that grows the number and value of renewable energy projects awarded to Gemma.

The award of options to purchase shares of our Common Stock have become a less significant portion of our executive composition program over recent years. Awards of stock options that are made include a three-year vesting period. Stock options are typically used as incentives to align the priorities of NEOs with those of our stockholders because stock options provide value to holders only when our stock price increases from the date of grant to the date of exercise. In addition, except with respect to certain terminations following a change in control of the Company, the continued employment of a stock option holder is required for the vesting of each stock option to occur. Thus, the potential realization of the value of outstanding but unvested stock options meaningfully encourages executives to remain with the Company, as leaving the Company results in the forfeiture of the value and potential gain associated with any unvested stock option awards.

Severance and Change in Control Benefits. Providing severance and change in control benefits assists the Company in attracting and retaining executive talent.

Severance benefits vary by NEO, and in the event of employment termination, each NEO may be paid severance benefits in certain circumstances pursuant to each executive’s individual agreement negotiated with the Company. The estimated severance benefits that would be payable to each executive under the respective arrangements upon the occurrence of certain events are set forth in the chart that is included in the section “Potential Payments upon Termination” in this Proxy Statement.

Provisions in each NEO’s employment agreement provide for certain benefits upon a change in control, as defined. Each of our stock plans and the corresponding written employment agreements with the executives describe the effects on outstanding stock options and other stock awards of the termination of a holder’s employment with the Company under various circumstances, including the provision that all outstanding stock options and other stock awards shall generally become fully vested upon a change in control of the Company, as defined in the applicable stock plan documents.

Additional details regarding the severance and change in control provisions of the employment agreement for each current NEO are also provided below in the “Summary of Employment Arrangements” section of this Proxy Statement.

Other Benefits. We maintain three tax qualified defined contribution retirement plans (the “401(k) Plans”) that cover substantially all salaried and hourly employees. Each of the NEOs participates in a 401(k) Plan. Each employee, including officers, is entitled to participate in only one of the 401(k) Plans. We do not maintain any defined benefit pension plan or non-tax qualified supplemental retirement plan. Group benefits for active employees such as medical, dental, vision, life insurance and disability coverages are available to substantially all salaried and hourly employees, including NEOs, through our employee health and welfare plans.

Tax and Accounting Consideration. The Tax Cuts and Jobs Act, signed into law in December 2017, established additional limitations on the deduction for certain executive compensation under Section 162(m) of the Internal Revenue Code. For tax years beginning after December 31, 2017 (i.e., our Fiscal 2019), the exception for performance-based compensation was eliminated and covered employees (those subject to the deduction limitation) now include the chief financial officer. Further,

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EXECUTIVE COMPENSATION DISCUSSION AND ANALYSIS

once an employee qualifies as a covered employee, the limitation applies to that person as long as a company pays that person compensation (even if the employee retired or severed). Consequently, we are unable to deduct compensation exceeding $1,000,000 for any of our covered employees, which includes our NEOs. The Compensation committee and management have considered the accounting and tax impacts related to the compensation program and continue to weigh the financial impact on the Company against the strategic value such compensation provides to our executives.

Cash and Long-Term Equity Awards

Cash Bonus Payments. The amounts of annual cash bonuses awarded to our holding company employees have typically been modest and have varied within a fairly narrow range. However, after considering the concerns of one institutional investor, the Compensation Committee adopted a policy that caps the annual cash incentive awards for the CEO and CFO to the equivalent of 200% of the amount of base salary. We believe that this policy mitigates the risk of excessive windfall awards, while not limiting our ability to adequately reward them for their performance. The employment agreements for Messrs. Watson and  Baugher provide for annual target bonus payments of 100% and 75% of base salary, respectively, subject to the satisfaction of reasonable performance criteria as established each year at the discretion of the Board of Directors.

After reviewing the recommendations of the CEO, the Fiscal 2025 financial performance of the Company as a whole, the increase in revenues and EBITDA, the increased levels of a diverse project backlog, the strong safety record, the successful tax savings, applicable employee contract performance calculations and the individual performances of Messrs. Watson, Baugher, Deily and Collins, the Compensation Committee approved an aggregate amount of $1,550,000 in annual cash bonus awards for Fiscal 2025. The amounts of the cash bonus awards earned by each NEO for the fiscal years ended January 31, 2025, 2024 and 2023 are set forth in the “Bonus” column of the “Summary Compensation Table” presented in this Proxy Statement. The amount of the cash award determined pursuant to the non-equity incentive compensation plan included in the employment agreement of the CEO of Gemma in the amount of $3,050,000 is presented in the corresponding column of the “Summary Compensation Table.” The cash awards related to Fiscal 2025 performance were paid to executives in March and April 2025.

Non-Qualified Stock Options. In April 2025, the Compensation Committee recommended the award of non-qualified stock options to purchase 2,000 shares of our Common Stock to Mr. Watson, having a grant date fair value of approximately [•]. Mr. Baugher was awarded non-qualified stock options to purchase 1,000 shares of Common Stock, having a grant date fair value of approximately $[•]. Additionally, Mr. Collins was awarded non-qualified stock options to purchase 1,000 shares of Common Stock, having a grant date fair value of approximately $[•]. The fair values were determined based on the Black-Scholes valuation model, and an option exercise price equal to the price of the underlying Common Stock on the date of award ($[•] per share).

In April 2024 and 2023, the independent members of the Board awarded to Mr. Watson options to purchase 3,000 shares and 5,000 shares of our Common Stock, respectively. In April 2024 and 2023, the independent members of the Board awarded to Mr. Collins options to purchase 1,500 shares and 2,500 shares of our Common Stock, respectively. In April 2023, the independent members of the Board awarded to Mr. Deily options to purchase 2,500 shares of our Common Stock.

The vesting for each stock option occurs ratably over three years. These options will expire on the ten-year anniversary of the award date.

Time-Based Restricted Stock Units. In April 2025, the Compensation Committee recommended the award of TRSUs to Mr. Watson covering 4,000 shares of Common Stock, having an award date fair value of approximately $[•]. Mr. Baugher was awarded TRSUs covering 2,000 shares of Common Stock, having an award date fair value of approximately $[•]. Additionally, Mr. Collins was awarded TRSUs covering 2,000 shares of Common Stock, having an award date fair value of approximately $[•].

In April 2024 and 2023, the independent members of the Board approved the awards of TRSUs covering 10,000 shares and 12,000 shares, respectively, to Mr. Watson. In April 2024 and 2023, the independent members of the Board approved the awards of TRSUs covering 4,000 shares and 5,000 shares, respectively, to Mr. Collins.  In September 2022, the independent members of the Board approved the award of TRSUs covering 12,500 shares to Mr. Deily.

The vesting for these TRSUs occurs ratably over three years and include adjustments for cash dividends.

Performance-Based Restricted Stock Units. Each PRSU award vests on the third anniversary of the award, with the number of issuable shares based on the price performance of our Common Stock compared to the price performance of the common stock of each award’s designated Peer Group. Depending on the price performance of our Common Stock compared with the respective year’s Peer Group, the numbers of shares of Common Stock (percentage of the target number of shares) that an

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EXECUTIVE COMPENSATION DISCUSSION AND ANALYSIS

awardee may earn over the three-year stock price performance period of the PRSUs, plus adjustments for cash dividends, are determined based on the stock-earning scale presented below:

Rank	13th	12th	11th	10th	9th	8th	7th	6th	5th	4th	3rd	2nd	1st
Percentile	–%	8.3%	16.6%	25.0%	33.3%	41.6%	50.0%	58.3%	66.6%	75.0%	83.3%	91.6%	100.0%
Payout	–%	–%	–%	–%	–%	–%	100%	100%	150%	200%	200%	200%	200%

In April 2025, the Compensation Committee recommended the award of PRSUs with the targeted number of shares available for issuance equal to 3,000 shares of Common Stock to Mr. Watson, having an award date fair value of $[•]. Mr. Baugher was awarded PRSUs with the targeted number of shares available for issuance equal to 1,500 shares of Common Stock, having an award date fair value of $[•]. Additionally, Mr. Collins was awarded PRSUs with the targeted number of shares available for issuance equal to 500 shares of Common Stock, having an award date fair value of $[•].

In April 2024 and 2023, the independent members of the Board awarded to Mr. Watson PRSUs with the targeted number of shares available for issuance equal to 4,000 shares and 5,000 shares of our Common Stock, respectively. Additionally, in April 2024 and April 2023, in part to continue to encourage Gemma’s collaboration with our three other subsidiaries, the independent members of the Board awarded PRSUs to Mr. Collins, with the targeted number of shares available for issuance equal to 1,000 shares of Common Stock for each award. In September 2022, the independent members of the Board awarded to Mr. Deily PRSUs with the targeted number of shares available for issuance equal to 2,500 shares of our Common Stock.

EPS Performance-Based Restricted Stock Units. The number of shares of Common Stock (percent of the target number of shares) that an awardee may earn over the three-year measurement periods for the April 2025, April 2024 and April 2023 EPRSUs, plus adjustments for cash dividends, are determined based on the diluted EPS compounded growth sliding scale presented below:

2025 EPRSU Award
Diluted EPS Compound Growth Rate	< 7.5%	7.5%	10.0%	15.0%	20.0%	25.0%	30.0%	35.0%	> 40%
Payout	–%	25%	50%	75%	100%	125%	150%	175%	200%

2024 EPRSU Award
Diluted EPS Compound Growth Rate	< 7.5%	7.5%	10.0%	15.0%	20.0%	25.0%	30.0%	35.0%	> 40%
Payout	–%	25%	50%	75%	100%	125%	150%	175%	200%

2023 EPRSU Award
Diluted EPS Compound Growth Rate	< 5.0%	5.0%	7.5%	10.0%	15.0%	20.0%	25.0%	> 30%
Payout	–%	25%	50%	75%	100%	125%	150%	200%

In April 2025, the Compensation Committee recommended the award of EPRSUs with the targeted number of shares available for issuance equal to 7,500 shares of Common Stock to Mr. Watson, having an award date fair value of $[•]. Mr. Baugher was awarded EPRSUs with the targeted number of shares available for issuance equal to 3,750 shares of Common Stock, having an award date fair value of $[•]. Additionally, Mr. Collins was awarded EPRSUs with the targeted number of shares available for issuance equal to 3,000 shares of Common Stock, having an award date fair value of $[•].

In April 2024 and 2023, the independent members of the Board awarded to Mr. Watson EPRSUs with the targeted number of shares available for issuance equal to 8,000 shares and 10,000 shares of our Common Stock, respectively. In April 2024 and 2023, the independent members of the Board awarded to Mr. Collins, EPRSUs with the targeted number of shares available for issuance equal to 2,000 shares and 2,500 shares of our Common Stock, respectively. In April 2023, the independent members of the Board awarded to Mr. Deily, EPRSUs with the targeted number of shares available for issuance equal to 2,500 shares of our Common Stock.

The number of shares issuable pursuant to each EPRSU award will be determined on the three-year anniversary of award. The performance criteria for the EPRSUs awarded in April 2025 will be based on the sum of our diluted EPS for the fiscal years ending January 31, 2026, 2027 and 2028 compared to target compounded growth diluted EPS amounts.

Renewable Performance-Based Restricted Stock Units. In April 2021, in response to stockholder feedback and to incentivize Mr. Collins, the CEO of Gemma, to increase the number and value of renewable energy projects awarded to Gemma over the ensuing three years, we introduced RRSUs as a new component of his executive compensation package. Pursuant to the RRSU awards, shares of Common Stock are earned based on Gemma’s success in increasing the amount of New Renewable Adjusted RUPO, as defined, during certain periods within the three-year term of the RRSU agreement. Renewable energy projects are defined as profitable projects awarded to Gemma related to solar, wind, hydrogen or other renewable-related technologies.

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EXECUTIVE COMPENSATION DISCUSSION AND ANALYSIS

The values of these latter two types of contract awards will receive multipliers of 200% and 150%, respectively. “RUPO” is defined as the value of the Remaining Unsatisfied Performance Obligations in contracts with customers, determined in accordance with accounting principles generally accepted in the U.S., which represents the amount of unrecognized revenues for active contracts with customers.

	2025 RRSU Award		2024 RRSU Award		2023 RRSU Award		2022 RRSU Award
	RUPO	Payout	RUPO	Payout	RUPO	Payout	RUPO	Payout
($s in millions)	Hurdle	Shares	Hurdle	Shares	Hurdle	Shares	Hurdle	Shares
Year 1	$150	500	$100	1,000	$100	1,500	$150	1,500
Year 2	225	500	175	1,000	175	1,500	225	1,500
Year 3	300	500	250	1,000	250	1,500	300	1,500
Year 3 Cumulative	675	1,000	525	2,000	525	3,000	675	3,000

In April 2025, the Compensation Committee recommended the award of RRSUs to Mr.  Collins covering 2,500 shares of our Common Stock, having an award date fair value of approximately $[•].

In April 2024, the independent members of the Board awarded RRSUs to Mr. Collins covering 5,000 shares of our Common Stock, plus adjustments for cash dividends. In April 2025, the $100 million New Renewable Adjusted RUPO hurdle was achieved, resulting in the issuance of [•] net settled shares of Common Stock, including a portion related to cash dividends.

In April 2023, the independent members of the Board awarded RRSUs to Mr. Collins covering 7,500 shares of our Common Stock, respectively, plus adjustments for cash dividends. In April 2024, the $100 million New Renewable Adjusted RUPO hurdle was achieved, resulting in the issuance of 826 net settled shares of Common Stock, including a portion related to cash dividends. In April 2025, the $175 million New Renewable Adjusted RUPO hurdle was achieved, resulting I the issuance of [•] net settled shares of Common Stock, including a portion related to cash dividends.

In April 2022, the independent members of the Board awarded RRSUs to Mr. Collins covering 7,500 shares of our Common Stock, plus adjustments for cash dividends. In April 2023, the actual amount of renewable energy project awards failed to reach the $150 million New Renewable Adjusted RUPO hurdle, resulting in the forfeiture of RRSUs covering 1,500 shares of Common Stock. In April 2024, the $225 million New Renewable Adjusted RUPO hurdle was achieved, resulting in the issuance of 848 net settled shares of Common Stock, including portions related to cash dividends. In April 2025, the $300 million and cumulative $675 million New Renewable Adjusted RUPO hurdles were achieved, resulting in the issuance of [•] net settled shares of Common Stock, including portions related to cash dividends.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed with management the preceding Executive Compensation Discussion and Analysis as required by Item 402(b) of Regulation S-K. Based on such review and discussion, the Compensation Committee recommended to the Board of Directors that it be included in this Proxy Statement and be incorporated by reference into our Annual Report on Form 10-K for the year ended January 31, 2025. The foregoing report has been furnished on behalf of the Board of Directors by the undersigned members of the Compensation Committee.

Submitted by the Compensation Committee of the Board of Directors:

James W. Quinn (Chairman, Compensation Committee)
Cynthia A. Flanders (Member, Compensation Committee)
William F. Leimkuhler (Member, Compensation Committee)

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COMPENSATION TABLES

Summary Compensation Table

For Fiscal 2025, we are reporting compensation for the NEOs identified below, who include the Company’s CEO, the Company’s CFO, the Company’s former CFO and current Compliance Officer, and the Chief Executive Officer of Gemma. During Fiscal 2025, Mr. Deily retired from the position of Senior Vice President, Chief Financial Officer, Treasurer, and Corporate Secretary for the Company but continues to serve in the capacity as the Company’s Compliance Officer. Mr. Deily will not be considered a Named Executive Officer in the future. Mr. Baugher was promoted to Senior Vice President, Chief Financial Officer, and Treasurer effective September 16, 2024. The following table sets forth the total amount of compensation paid to or earned by these NEOs for the fiscal years ended January 31, 2025, 2024 and 2023.

	Fiscal				Stock	Non-equity
	Year Ended	Salary	Bonus	Stock	Option	Incentive Plan	All Other	Total
Named Executive Officer	January 31,	Earned	Earned	Awards(1)	Awards(1)	Compensation(2)	Compensation(3)	Compensation
David H. Watson(4)	2025	$437,500	$675,000	$1,073,705	$41,670	$–	$31,383	$2,259,258
President and Chief	2024	400,000	575,000	845,569	40,600	–	6,012	1,867,181
Executive Officer	2023	305,444	330,000	693,162	66,800	–	3,038	1,398,444
Joshua S. Baugher(5)	2025	$218,750	$225,000	$183,660	$20,835	$–	$30,463	$678,708
Senior Vice President, Chief Financial Officer and
Treasurer
Charles E. Collins IV	2025	$647,788	$450,000	$482,696	$20,835	$3,050,000	$62,085	$4,713,404
Chief Executive Officer, Gemma	2024	481,410	350,000	400,013	20,300	1,150,000	46,000	2,447,723
	2023	400,000	250,000	538,261	33,400	1,400,000	59,071	2,680,732
Richard H. Deily(4)(5)	2025	$251,254	$200,000	$–	$–	$–	$29,977	$481,231
Compliance Officer	2024	300,000	300,000	49,338	20,300	–	5,281	674,919
	2023	251,371	185,000	634,366	23,380	–	2,720	1,096,837

(1)	Amounts represent the aggregate award-date fair values computed for financial reporting purposes reflecting the assumptions discussed in the section “Share-Based Payments” of Note 1 – Description of the Business and Basis of Presentation of our consolidated financial statements that are included in Item 8 of our Annual Report on Form 10-K for the year ended January 31, 2025.
(2)	Amounts represent cash earned by Mr. Collins determined pursuant to the incentive compensation terms of his employment agreement.
(3)	Amounts represent matching and profit-sharing contributions made pursuant to the applicable Company’s 401(k) plan, term life insurance premiums, and car allowance payments made to Mr. Collins.
(4)	On August 16, 2022, Mr. Watson was appointed CEO and Mr. Deily was appointed CFO. Prior to being appointed CEO in Fiscal 2023, Mr. Watson served as Senior Vice President, Chief Financial Officer, Treasurer and Corporate Secretary.
(5)	On September 16, 2024, upon the retirement of Mr. Deily from the position of CFO, Mr. Baugher was appointed CFO.

Executive Officers Who Are Not Directors

Mr. Baugher, age 44, was appointed as our Senior Vice President, Chief Financial Officer and Treasurer, effective September 16, 2024. In such capacity, Mr. Baugher will serve as the Company’s principal financial officer. Mr. Baugher served as Vice President and Corporate Controller for the Company since 2022. Mr. Baugher is a licensed Certified Public Accountant and began his career as a financial auditor with CohnReznick.

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COMPENSATION TABLES

Mr. Collins, age 47, was promoted to the position of Chief Executive Officer of Gemma in November 2021. He had served as Co-President of Gemma since August 2018. Additionally, he served as Director of Projects at Gemma from July 2018 to July 2019. Prior to July 2018, Mr. Collins served as a Gemma Project Manager. Mr. Collins is a certified Project Management Professional and holds several state contracting licenses for Gemma.

Mr. Deily, age 71, announced his retirement as the Company’s Chief Financial Officer in September 2024 and remains active as the Company’s Compliance Officer. During his seventeen-year tenure at the Company, Mr. Deily held multiple executive positions, including Senior Vice President, Chief Financial Officer, Treasurer, and Corporate Secretary from August 16, 2022, through September 15, 2024. Prior to August 2022, Mr. Deily served as the Company’s Corporate Controller. Mr. Deily has over 40 years of continuous senior financial management experience with publicly traded companies in various industries including construction, commercial software, telecommunications, government contracting and electronics manufacturing. Mr. Deily began his career as a certified public accountant and financial auditor with Arthur Andersen & Co.

Summary of Employment Agreements

David H. Watson. Effective September 16, 2024, the Company entered into a new employment agreement with Mr. Watson as President and Chief Executive Officer for a renewal term ending September 15, 2027. Mr. Watson’s employment will automatically renew for successive one-year periods unless the Company or Mr. Watson provides advance written notice of its or his election not to renew, in accordance with the terms of the agreement. The agreement provides for an annual base salary of $500,000. This new agreement replaced the employment agreement between the Company and Mr. Watson dated August 16, 2022.

The agreement also provides for an annual target cash bonus payment equal to 100% of base salary, subject to the satisfaction of reasonable performance criteria as shall be established for such year and at the discretion of our Board of Directors. During the term of the agreement, Mr. Watson shall be eligible to participate in any stock, incentive and similar plans established by the Company from time to time. The independent members of the Board have awarded non-qualified stock options, PRSUs, EPRSUs, and TRSUs to Mr. Watson, as discussed in the “Executive Compensation Discussion and Analysis” section of this Proxy Statement.

In the event that Mr. Watson is terminated by the Company at its convenience or by him for good reason (as defined in his agreement), then he shall be entitled to (i) continue to receive his salary for the duration of twelve (12) months, and (ii) continue to participate in our benefit plans and programs (other than the applicable 401(k) plan and any other qualified retirement plan(s)) for a period of twelve (12) months or, in the case of the Company’s health plan(s), until Mr. Watson becomes eligible for health insurance from another source other than Medicare. For additional information, refer to the section entitled “Potential Payments upon Termination.”

Mr. Watson is subject to certain confidentiality provisions under his employment agreement and, during the term of his employment and for two years thereafter, he is subject to certain non-solicitation and not-to-compete covenants as more fully described in the employment agreement.

In the event of a “change in control,” as defined in Mr. Watson’s employment agreement, and Mr. Watson incurs a termination on or within twenty-four (24) months following the date of such change in control, the Company shall pay to Mr. Watson a single lump sum payment in an amount equal to twelve (12) times his monthly salary.

Joshua S. Baugher. Effective September 16, 2024, the Company entered into an employment agreement with Mr. Baugher as Senior Vice President, Chief Financial Officer, and Treasurer for an initial term of two years. Mr. Baugher’s employment will automatically renew for successive one-year periods unless the Company or Mr. Baugher provides advance written notice of

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COMPENSATION TABLES

its or his election not to renew, in accordance with the terms of the agreement. The agreement provides for an annual base salary of $250,000.

The agreement also provides for an annual target cash bonus payment equal to 75% of base salary, subject to the satisfaction of reasonable performance criteria as shall be established for such year and at the discretion of our Board of Directors. During the term of the agreement, Mr. Baugher shall be eligible to participate in any stock, incentive and similar plans established by the Company from time to time. The independent members of the Board have awarded non-qualified stock options, PRSUs, EPRSUs, and TRSUs to Mr. Baugher, as discussed in the “Executive Compensation Discussion and Analysis” section of this Proxy Statement.

In the event that Mr. Baugher is terminated by the Company at its convenience or by him for good reason (as defined in his agreement), then he shall be entitled to (i) continue to receive his salary for the duration of six (6) months, and (ii) continue to participate in our benefit plans and programs (other than the applicable 401(k) plan and any other qualified retirement plan(s)) for a period of six months or, in the case of the Company’s health plan(s), until Mr. Baugher becomes eligible for health insurance from another source other than Medicare. For additional information, refer to the section entitled “Potential Payments upon Termination.”

Mr. Baugher is subject to certain confidentiality provisions under his employment agreement and, during the term of his employment and for two years thereafter, he is subject to certain non-solicitation and not-to-compete covenants as more fully described in the employment agreement.

In the event of a “change in control,” as defined in Mr. Baugher’s employment agreement, and Mr. Baugher incurs a termination on or within twelve (12) months following the date of such change in control, the Company shall pay to Mr. Baugher a single lump sum payment in an amount equal to six (6) times his monthly salary.

Charles E. Collins IV. Effective September 16, 2024, Gemma entered into an employment agreement with Mr. Charles Collins IV as Chief Executive Officer of Gemma Power Systems, LLC for a renewal term ending September 15, 2027. Mr. Collins’s employment will automatically renew for successive one-year periods unless the Company or Mr. Collins provides advance written notice of its or his election not to renew, in accordance with the terms of the agreement. The agreement provides for an annual base salary of $650,000 through May 31, 2025. Beginning June 1, 2025, Mr. Collins will receive an annual base salary of $780,000 for the remainder of the term of the agreement. This new agreement replaced the employment agreement between the Company and Mr. Collins dated November 15, 2019.

During the term of the agreement, Mr. Collins shall be eligible to participate in any stock, incentive and similar plans established by the Company from time to time. The independent members of the Board have awarded non-qualified stock options, PRSUs, RRSUs, EPRSUs, and TRSUs to Mr. Collins, as discussed in the “Executive Compensation Discussion and Analysis” section of this Proxy Statement.

In addition, Mr. Collins is entitled to earn performance-based cash compensation based on the attainment of one or more performance goals for the applicable year. The criteria and formulas used in the annual determination of performance-based compensation awards are set forth in the employment agreement.

In the event that Mr. Collins is terminated by the Company at its convenience or by him for good reason (as defined in his employment agreement), then he shall be entitled to (i) continue to receive his salary for the duration of twelve (12) months, (ii) receive a pro-rata share of any performance-based compensation determined (based on audited financial results) at the end of the fiscal year in which the termination occurs, and (iii) continue to participate in certain health and benefit plans and programs for a period of twelve (12) months, subject to certain conditions. For additional information, refer to the section entitled “Potential Payments upon Termination.”

Mr. Collins is subject to certain confidentiality provisions under his employment agreement and, during the term of his employment and for two years thereafter, he is subject to certain non-solicitation and not-to-compete covenants as more fully described in the employment agreement.

In the event of a “change in control,” as defined in Mr. Collins’s employment agreement, and Mr. Collins incurs a termination on or within twenty-four (24) months following the date of such change in control, the Company shall pay to Mr. Collins a single lump sum payment in an amount equal to twelve (12) times his monthly salary.

Richard H. Deily. In connection with his retirement from employment as the Company’s Chief Financial Officer effective September 15, 2024, Mr. Deily’s employment agreement, dated August 16, 2022, was not renewed. Mr. Deily remains active as the Company’s Compliance Officer and continues to assist in the transition of the CFO duties.

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COMPENSATION TABLES

Code of Ethics

We have established a Code of Ethics that applies to our CEO and our CFO. The Code of Ethics embodies a commitment to the highest standards of ethical and professional conduct and imposes a higher standard of honesty and integrity than the Company’s Code of Conduct that applies to, and is acknowledged in writing by, all of our employees. The Board of Directors, or the Audit Committee, shall determine, or designate appropriate persons to determine, remedial actions to be taken in the event of a violation of the Code of Ethics and has full and discretionary authority to approve any amendment to or waiver from this Code of Ethics. Any such amendment or waiver will be promptly disclosed as required by applicable law or regulation.

Potential Payments upon Termination

The terms of the employment agreements with our NEOs provide that we pay certain severance benefits in the event that one of them is terminated by us other than for “cause” as that term is defined in each applicable agreement.

The following table presents amounts payable to the executives considered NEOs for Fiscal 2025 based on the assumption that the executives are terminated without cause on January 31, 2025. The section entitled “Summary of Employment Arrangements” includes descriptions of the payments which shall be made to the respective executive upon a change in control.

	Base		Cash Incentive		Health Care
Named Executive Officer	Salary		Payments		Benefits/Other		Totals
David H. Watson	500,000	(1)	675,000	(2)	31,489	(1)	1,206,489
Joshua S. Baugher	125,000	(3)	225,000	(2)	23,017	(3)	373,017
Charles E. Collins IV	600,000	(1)	3,500,000	(4)	60,208	(1)	4,160,208

(1)	Amounts represent the continuation of salary and benefits payments, respectively, for twelve months.
(2)	Amounts represents the cash bonus amounts awarded for Fiscal 2025 but paid after January 31, 2025.
(3)	Amounts represent the continuation of salary and benefits payments, respectively, for six months.
(4)	Amount represents the total of the non-equity incentive cash compensation earned and the cash bonus amount awarded for Fiscal 2025 but paid after January 31, 2025.

Grants of Plan-Based Awards

The awards presented in the table immediately below represent restricted stock units and non-qualified stock options to purchase shares of our Common Stock (“NQSOs”) that were granted under our Argan, Inc. 2020 Stock Plan to the NEOs during Fiscal 2025. The Compensation Committee administers our 2020 Stock Plan. The material terms of the EPRSUs, PRSUs, RRSUs,

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COMPENSATION TABLES

TRSUs, and NQSOs awarded to our NEOs are described under “Executive Compensation Discussion and Analysis” in the section entitled “Cash and Long-Term Equity Awards.”

			Estimated Future Payouts under			All Other	All Other	Exercise	Grant Date Fair
			Equity Incentive Plan Awards(2)			Stock	Option	Price/	Value of Stock and
		Grant	Threshold(3)	Target(4)	Maximum(5)	Awards	Awards	Share	Option Awards(6)
Named Executive Officer	Award	Date(1)	(#)	(#)	(#)	(#)	(#)	($)	($)
David H. Watson	EPRSU	4/16/2024	–	8,000	16,000	–	–	$–	$244,880
	PRSU	4/16/2024	–	4,000	8,000	–	–	–	216,625
	TRSU	4/16/2024	–	–	–	10,000	–	–	612,200
	NQSO	4/16/2024	–	–	–	–	3,000	61.22	41,670

Joshua S. Baugher	TRSU	4/16/2024	–	–	–	3,000	–	$–	$183,660
	NQSO	4/16/2024	–	–	–	–	1,500	61.22	20,835

Charles E. Collins IV	EPRSU	4/16/2024	–	2,000	4,000	–	–	$–	$61,220
	PRSU	4/16/2024	–	1,000	2,000	–	–	–	54,156
	RRSU	4/16/2024	–	5,000	5,000	–	–	–	122,440
	TRSU	4/16/2024	–	–	–	4,000	–	–	244,880
	NQSO	4/16/2024	–	–	–	–	1,500	61.22	20,835

(1)	The grant date represents the date on which the independent members of the Board of Directors awarded the restricted stock units and stock options.
(2)	These columns represent the threshold, target, and maximum shares for the performance-based restricted stock unit awards that were granted during Fiscal 2025. These include EPRSUs, PRSUs, and RRSUs, which are described in the “Executive Compensation Discussion and Analysis” section of this Proxy Statement.
(3)	For the EPRSU awards, if the sum of our diluted EPS over the three-year performance period does not achieve 7.5% growth, the executive does not earn any shares of our Common Stock. For the PRSU awards, if our stock price performance over the three-year measurement period is not among the top seven of thirteen performers, the executive does not earn any shares of our Common Stock. For the RRSU awards, if RUPO hurdle amounts are not achieved for separate periods of time as defined in each award, the executive does not earn any shares of our Common Stock.
(4)	For the EPRSU awards, the target number of shares of Common Stock, before adjustment for cash dividends, is earned by the executive if the sum of our diluted EPS over the three-year performance period grows by 20% - 25%. For the PRSU awards, the target number of shares of Common Stock, before adjustment for cash dividends, is earned by the executive if our stock performance ranks sixth or seventh among the thirteen peer companies (including us). For the RRSU awards, the target number of shares of Common Stock, before adjustment for cash dividends, that may be earned by the executive is based on the achievement of all the applicable RUPO hurdles.
(5)	For the EPRSU awards, the maximum number of shares of Common Stock, before adjustment for cash dividends, is earned by the executive if the sum of our diluted EPS over the three-year performance period exceeds 40% growth. For the PRSU awards, the maximum number of shares of Common Stock, before adjustment for cash dividends, is earned by the executive if our stock performance ranks in the top four among the thirteen peer companies (including us). For the RRSU awards, the maximum number of shares of Common Stock, before adjustment for cash dividends, that may be earned by the executive is based on the achievement of all the applicable RUPO hurdles.
(6)	Each amount represents the fair value of the corresponding restricted stock units and stock options on the date of grant as computed for financial reporting purposes reflecting the assumptions discussed in the “Share-Based Payments” section of Note 1 – Description of the Business and Basis of Presentation of our consolidated financial statements, which is included in Item 8 of our Annual Report on Form 10-K for Fiscal 2025.

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COMPENSATION TABLES

Stock Options Exercised and Stock Vested

This table provides information on an aggregate basis about NQSOs that were exercised during Fiscal 2025 and shares of Common Stock, including additional shares related to cash dividends, that were earned and issued pursuant to restricted stock units during Fiscal 2025 for each of the NEOs.

	Option Awards		Stock Awards
	Number of Shares	Value Realized	Number of Shares	Value Realized
Named Executive Officer	Acquired on Exercise(1)	on Exercise	Acquired on Vesting(1)(2)	on Vesting
David H. Watson	150,666	$6,877,336	11,219	$679,345
Joshua S. Baugher	–	$–	598	$36,974
Charles E. Collins IV	–	$–	10,146	$614,524
Richard H. Deily	40,000	$874,200	6,863	$543,038
(1)	A portion of these shares reported were withheld by the Company to satisfy exercise price and/or tax withholding obligations.
(2)	The number of shares acquired on vesting presented in this table includes additional shares related to dividends.

Outstanding Equity Awards

The table set forth immediately below presents certain information relating to the EPRSUs held by the NEOs as of January 31, 2025.

	Outstanding EPRSUs
	Number of	Market	Market
Named Executive Officer	Shares(1)	Price/Share(2)	Price(3)
David H. Watson	36,000	$136.80	$4,924,800
Charles E. Collins IV	9,000	$136.80	$1,231,200
Richard H. Deily	5,000	$136.80	$684,000
(1)	The number of shares presented in this table represents the maximum number of shares that could be earned over the corresponding three-year stock performance measurement period before adjustment for cash dividends. EPRSUs were awarded to Messrs. Watson and Collins on April 16, 2024 and April 17, 2023 and awarded to Mr. Deily on April 17,2023.
(2)	This price represents the closing per share price of our Common Stock on January 31, 2025, as reported by the NYSE.
(3)	Each amount represents the market value of the maximum number of shares of our Common Stock as of January 31, 2025, that could be earned under the corresponding EPRSU award, before adjustment for cash dividends.

The table set forth immediately below presents certain information relating to the PRSUs held by the NEOs as of January 31, 2025.

	Outstanding PRSUs
	Number of	Market	Market
Named Executive Officer	Shares(1)	Price/Share(2)	Price(3)
David H. Watson	38,000	$136.80	$5,198,400
Charles E. Collins IV	6,000	$136.80	$820,800
Richard H. Deily	5,000	$136.80	$684,000

(1)	The number of shares presented in this table represents the maximum number of shares that could be earned over the corresponding three-year stock price performance measurement period before adjustment for cash dividends. PRSUs were awarded to Mr. Watson on April 16, 2024, April 17, 2023, and April 18, 2022; they were awarded to Mr. Deily on September 13, 2022; and they were awarded to Mr. Collins on April 16, 2024, April 17, 2023, and April 18, 2022.
(2)	This price represents the closing per share price of our Common Stock on January 31, 2025, as reported by the NYSE.
(3)	Each amount represents the market value of the maximum number of shares of our Common Stock as of January 31, 2025, that could be earned under the corresponding PRSU award, before adjustment for cash dividends.

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COMPENSATION TABLES

The table set forth immediately below presents certain information relating to the RRSUs held by Mr. Collins as of January 31, 2025. None of the other NEOs have been awarded RRSUs.

	Outstanding RRSUs
	Number of	Market	Market
Named Executive Officer	Shares(1)	Price/Share(2)	Price(3)
Charles E. Collins IV	15,500	$136.80	$2,120,400

(1)	The number of shares presented in this table represents the maximum remaining number of shares that could be earned over the corresponding three-year term, before adjustment for cash dividends and as adjusted for shares of Common Stock forfeited, if any, as of January 31, 2025, for the failure of renewable project bookings to meet certain defined RUPO hurdles. RRSUs were awarded to Mr. Collins on April 16, 2024, April 17, 2023, and April 18, 2022.
(2)	This price represents the closing per share price of our Common Stock on January 31, 2025, as reported by the NYSE.
(3)	Each amount represents the market value of the maximum number of shares of our Common Stock as of January 31, 2025 that could be earned under the RRSU award, before adjustment for cash dividends.

Presented below is information relating to the TRSUs held by NEOs as of January 31, 2025.

	Outstanding TRSUs
	Number of	Market	Market
Named Executive Officer	Shares(1)	Price/Share(2)	Price(3)
David H. Watson	21,334	$136.80	$2,918,491
Joshua S. Baugher	4,167	$136.80	$570,046
Charles E. Collins IV	10,667	$136.80	$1,459,246
Richard H. Deily	5,333	$136.80	$729,554

(1)	The number of shares presented in this table represents the total number of shares scheduled to vest, before adjustment for cash dividends, over a three-year period. TRSUs were awarded to Messrs. Watson and Collins on April 16, 2024, April 17, 2023, and April 18, 2022. TRSUs were awarded to Mr. Baugher on April 16, 2024 and April 17, 2023. TRSUs were awarded to Mr. Deily on September 13, 2022 and April 18, 2022.
(2)	This price represents the closing per share price of our Common Stock on January 31, 2025, as reported by the NYSE.
(3)	Each amount represents the market value of the total number of shares of our Common Stock as of January 31, 2025 that are scheduled to vest over a three-year period, before adjustment for cash dividends.

The table immediately below sets forth certain information concerning exercisable and unexercisable options to purchase shares of Common Stock that were held by our NEOs as of January 31, 2025.

	Number of Securities Underlying
	Unexercised Stock Options		Exercise	Expiration
Named Executive Officer	Exercisable	Unexercisable	Price/Share	Date
David H. Watson	–	3,334	$36.78	4/18/2032
	1,667	3,333	39.47	4/17/2033
	–	3,000	61.22	4/16/2034

Joshua S. Baugher	–	1,500	$61.22	4/16/2034

Charles E. Collins IV	5,000	–	$46.35	1/11/2028
	25,000	–	43.10	9/12/2028
	10,000	–	42.31	9/10/2029
	10,000	–	33.81	4/16/2030
	3,334	1,666	36.78	4/18/2032
	833	1,667	39.47	4/17/2033
	–	1,500	61.22	4/16/2034

Richard H. Deily	10,000	–	$50.30	4/12/2029
	3,500	–	54.60	4/16/2031
	2,334	1,166	36.78	4/18/2032
	833	1,667	39.47	4/17/2033

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COMPENSATION TABLES

None of the stock options presented in the table above have been repriced or otherwise materially modified. The 2020 Stock Plan does not permit repricing nor does it allow the cancellation of existing stock options in connection with the award of new stock options.

Non-Qualified Deferred Compensation Plan

The nonqualified deferred compensation plan for key employees of Gemma was approved by the Board on April 6, 2017 with the objective of keeping the management team of Gemma in place for the long term. The unfunded, cash-based plan, as amended, has six or seven-year vesting periods. Based on the performance of each key employee, a dollar amount may be set aside each year for each key employee in the deferred compensation plan. Over 25 of Gemma’s key employees are participants in the plan.

For awards made on or after January 31, 2021 and pursuant to an amendment to the plan, 50% of each annually awarded amount vests on the fourth anniversary of the date of award and 25% of the awarded amount will vest on the fifth and sixth anniversary dates, respectively. For awards made prior to January 1, 2021, 50% of each annually awarded amount vests on the fifth anniversary of the date of award and 25% of the awarded amount will vest on the sixth and seventh anniversary dates, respectively. Except in the events of disability or death, vesting is dependent on continuous employment with Gemma up to the applicable vesting date.

The balances presented below for Mr. Collins relate to his participation in the plan prior to becoming a NEO. None of our other NEOs are participants in the plan.

	Executive	Registrant	Total	Withdrawals/	Balance at
Named Executive Officer	Contributions	Contributions	Compensation	Distributions	January 31, 2025(1)
Charles E. Collins IV	$–	$–	$–	$175,000	$125,000

(1)	Amount in total was contributed prior to Fiscal 2020.

Pay Ratio Disclosure

Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) and Item 402(a) of Regulation S-K promulgated by the SEC thereunder requires us to disclose the median of the total compensation of all employees, excluding our CEO, and the ratio of the median of the annual total compensation of all employees to the annual total compensation of our CEO.

The annual total compensation of the employee with the median amount of such compensation, among all of our employees who were employed as of December 31, 2024 (other than our CEO), was $99,462 for the period defined below. The annual total compensation for Mr. David Watson, our CEO, was $2,259,258 for Fiscal 2025 as presented in the “Summary Compensation Table” above. The ratio of the annual total compensation of our CEO to the annual total compensation of the employee with the median amount of such compensation was 23 to 1.

The SEC’s rules for identifying the median-compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices. As a result, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies have different employee populations and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratio.

The pay ratio reported above is a reasonable estimate calculated in a manner consistent with SEC rules based on the data included in our payroll and employment records and the methodology described herein. In order to identify the employee with the median amount of annual total compensation and as our consistently applied compensation measure, we identified the actual amount of fixed cash compensation paid to each employee from January 1, 2024 through December 31, 2024. We defined fixed cash compensation as any regular payments (such as base salary), overtime pay, and annual fixed allowances that were guaranteed to the employee regardless of performance.

For each employee who was hired during the defined period and did not work for the entire twelve-month period (and was not designated as a temporary employee in our payroll records, or was employed for 30 days or less), we estimated his/her twelve-month fixed cash compensation amount based (i) on the amount actually paid for the portion of the period that the

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COMPENSATION TABLES

individual was employed or (ii) on the planned salary amount for each employee who was on a leave of absence. The employee population used to identify the employee with the median amount of annual total compensation comprised approximately 2,479 individuals.

Pay Versus Performance

We assessed our pay-versus-performance alignment pursuant to Item 402(v) of the SEC’s Regulation S-K for the five years ended January 31, 2025, and we have provided the table below, which presents total compensation for our NEOs, compensation actually paid to our NEOs, and certain performance metrics. In this table, total compensation presented for our NEOs is determined by two methods.

First, each total compensation amount agrees with the amount presented above in the “Summary Compensation Table” (“SCT”) for the applicable year. Second, the amount of Compensation Actually Paid (“CAP”) is calculated pursuant to SEC rules and adjusts amounts presented in the SCT by year-over-year changes in the fair value of unvested equity awards that are outstanding at the end of the respective year, that vest during the respective year, or that are forfeited during the respective year.

Also presented for each year are our total shareholder return (“TSR”) over the respective period and the TSR for a chosen peer group of the Company. The table also presents the amounts of our annual net income for the five years ended January 31, 2025, as well as our consolidated EBITDA, expressed as percentages of corresponding consolidated revenues, which are financial performance measures that we find most important in determining the compensation for our NEOs.

For further information concerning our philosophy relating to the alignment of compensation for our NEOs with certain performance metrics, refer to the “Executive Compensation Discussion and Analysis” section of this Proxy Statement.

							Value of Initial Fixed $100
					Average	Average	Investment Based On:
	SCT Total	SCT Total	CAP	CAP	SCT Total	CAP		Peer		EBITDA
Fiscal	for CEO	for CEO	to CEO	to CEO	for Other	to Other	Argan, Inc.	Group	Net Income	as a % of
Year	Bosselmann(1)	Watson(2)	Bosselmann(1)	Watson(2)	NEOs(3)	NEOs(3)	TSR(4)	TSR(4)(5)	(in thousands)(6)	Revenues(7)
2025	$ n/a	$2,259,258	$ n/a	$10,930,961	$1,957,781	$4,137,089	$380	$359	$85,459	13.0%
2024	n/a	1,867,181	n/a	1,876,980	1,561,321	1,729,313	122	232	32,358	9.0%
2023	1,911,619	1,398,444	2,158,773	1,596,121	1,888,785	2,162,355	104	206	34,704	10.6%
2022	1,877,163	n/a	1,980,856	n/a	1,631,539	1,559,220	97	160	35,706	10.6%
2021	1,027,895	n/a	1,110,509	n/a	997,554	1,063,796	110	128	23,811	7.5%

(1)	Mr. Bosselmann served as Chairman of the Board and CEO for Fiscal 2021, Fiscal 2022, and a portion of Fiscal 2023, and is therefore included as the CEO in the table for each of these years.
(2)	Mr. Watson has served as CEO since August 16, 2022, and is therefore included as CEO for Fiscal 2023, Fiscal 2024, and Fiscal 2025.
(3)	Other NEOs include the following executives and their roles for each year:

Fiscal 2021 – Mr. Watson (Senior Vice President, Chief Financial Officer, Treasurer and Corporate Secretary), Mr. Collins (Co-President, Gemma) and T. Colin Trebilcock (Co-President, Gemma).

Fiscal 2022 – Mr. Watson (Senior Vice President, Chief Financial Officer, Treasurer and Corporate Secretary), Mr.  Collins (Chief Executive Officer, Gemma) and Mr. Trebilcock (President, Gemma).

Fiscal 2023 and Fiscal 2024 – Mr. Deily (Senior Vice President, Chief Financial Officer, Treasurer and Corporate Secretary) and Mr. Collins (Chief Executive Officer, Gemma).

Fiscal 2025 - Mr. Baugher (Senior Vice President, Chief Financial Officer and Treasurer, effective September 16, 2024), Mr. Deily (Senior Vice President, Chief Financial Officer, Treasurer and Corporate Secretary through September 15, 2024) and Mr. Collins (Chief Executive Officer, Gemma).

(4)	Cumulative total shareholder return is calculated based on the value of an initial fixed investment of $100 on January 31, 2020, assuming the reinvestment of dividends.
(5)	The peer group used for the calculations of the peer group total shareholder returns is the Dow Jones US Heavy Construction TSM index.
(6)	The amounts in this column represent the amounts of net income presented in our audited consolidated financial statements for the applicable fiscal year.

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COMPENSATION TABLES

(7)	As discussed further in the “Executive Compensation Discussion and Analysis” section in this Proxy Statement, we believe that EBITDA, expressed as a percentage of corresponding revenues, is a meaningful performance measure as the percentage reflects our ability to convert dollars of revenues into earnings. Such percentages for each of the five years ended January 31, 2025, are calculated as follows:

	Fiscal	Fiscal	Fiscal	Fiscal	Fiscal
($s in thousands)	2025	2024	2023	2022	2021
Revenues	$874,179	$573,333	$455,040	$509,370	$392,206

Net income, as reported	$85,459	$32,358	$34,704	$35,706	$23,811
Income tax expense	25,745	16,575	11,296	11,356	1,074
Depreciation	1,905	2,013	2,983	3,367	3,715
Amortization of intangible assets	391	392	732	870	904
EBITDA	113,500	51,338	49,715	51,299	29,504
EBITDA of non-controlling interest	-	-	1,606	(2,538)	(40)
EBITDA attributable to the stockholders of Argan, Inc.	$113,500	$51,338	$48,109	$53,837	$29,544

EBITDA as a percent of revenues	13.0%	9.0%	10.6%	10.6%	7.5%

The two tables below provide reconciliations of the amounts of total compensation that are presented in the SCT for the CEOs and the Other NEOs to the amounts of compensation actually paid that are determined pursuant to SEC rules. As such, the amounts of compensation actually paid that are presented in the tables below are determined by adjusting totals presented in the SCT by year-over-year changes in the fair value of unvested equity awards that are outstanding at the end of the respective year, vest during the respective year, or are forfeited during the respective year

	Chief Executive Officers
	Fiscal Year Ended January 31,
	2021	2022	2023	2023	2024	2025
	(Bosselmann)(1)	(Bosselmann)(1)	(Bosselmann)(1)	(Watson)(2)	(Watson)	(Watson)
Summary Compensation Table ("SCT") Total	$1,027,895	$1,877,163	$1,911,619	$1,398,444	$1,867,181	$2,259,258
Grant-date fair value of equity awards made during the year, as disclosed in the SCT	(601,061)	(1,425,250)	(949,952)	(759,962)	(886,169)	(1,115,375)
Fair value of unvested equity awards made during the year, measured as of year-end	854,824	657,043	946,327	757,062	1,014,585	3,351,672
Change in fair value of unvested equity awards granted in prior years, measured as of year-end	64,617	(364,221)	95,894	76,714	225,588	6,514,792
Change in fair value of vested equity awards granted in prior years, measured as of the vesting date	(235,766)	1,236,121	319,202	255,317	707	312,763
Change in fair value of equity awards granted in prior years that forfeited/failed to meet vesting conditions	–	–	(164,317)	(131,454)	(344,912)	(392,149)
Compensation Actually Paid	$1,110,509	$1,980,856	$2,158,773	$1,596,121	$1,876,980	$10,930,961

(1)	Mr. Bosselmann served as CEO for Fiscal 2021, Fiscal 2022, and a portion of 2023, and is therefore included as the CEO in the table for each of those years.
(2)	Mr. Watson has served as CEO since August 16, 2022, and is therefore included as CEO for Fiscal 2023, Fiscal 2024, and Fiscal 2025.

	Other Named Executive Officers Average
	Fiscal Year Ended January 31,

	2021(1)	2022(2)	2023(3)	2024(3)	2025(4)
Summary Compensation Table ("SCT") Total	$997,554	$1,631,539	$1,888,785	$1,561,321	$1,957,781
Grant-date fair value of equity awards made during the year, as disclosed in the SCT	(198,149)	(685,267)	(614,704)	(244,975)	(236,009)
Fair value of unvested equity awards made during the year, measured as of year-end	290,753	382,871	800,822	351,285	791,008
Change in fair value of unvested equity awards granted in prior years, measured as of year-end	28,431	(137,659)	57,748	99,404	1,558,611
Change in fair value of vested equity awards granted in prior years, measured as of the vesting date	(54,793)	367,736	114,006	11,016	123,099
Change in fair value of equity awards granted in prior years that forfeited/failed to meet vesting conditions	–	–	(84,302)	(48,738)	(57,401)
Compensation Actually Paid	$1,063,796	$1,559,220	$2,162,355	$1,729,313	$4,137,089
(1)	NEOs and their respective roles for Fiscal 2021: Mr. Watson (Senior Vice President, Chief Financial Officer, Treasurer and Corporate Secretary), Mr. Collins (Co-President, Gemma) and T. Colin Trebilcock (Co-President, Gemma).
(2)	NEOs and their respective roles for Fiscal 2022: Mr. Watson (Senior Vice President, Chief Financial Officer, Treasurer and Corporate Secretary), Mr. Collins (Chief Executive Officer, Gemma) and Mr. Trebilcock (President, Gemma).

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(3)	NEOs and their respective roles for Fiscal 2023 and Fiscal 2024: Mr. Deily (Senior Vice President, Chief Financial Officer, Treasurer and Corporate Secretary) and Mr. Collins (Chief Executive Officer, Gemma).
(4)	NEOs and their respective roles for Fiscal 2025: Mr. Baugher (Senior Vice President, Chief Financial Officer and Treasurer, effective September 16, 2024), Mr. Deily (Senior Vice President, Chief Financial Officer, Treasurer and Corporate Secretary through September 15, 2024) and Mr. Collins (Chief Executive Officer, Gemma).

As described further in the “Executive Compensation Discussion and Analysis” section of this Proxy Statement, our executive compensation is assessed using a variety of quantitative and qualitative factors. The list below presents the financial performance measures that are included for the most important factors in the determination of NEO compensation.

●	EBITDA
●	EBITDA, expressed as a percent of revenues
●	Selling, general and administrative expenses, expressed as a percent of revenues
●	Return on equity
●	Project backlog

We believe that EBITDA is a meaningful presentation that enables us to assess our operating performance by removing from our operating results the impacts of our capital structure, the effects of the accounting methods used to compute depreciation and amortization and the effects of operating in different income tax jurisdictions. Further, we believe that EBITDA is widely used by investors and analysts as a measure of performance. In general, EBITDA, expressed as a percent of revenues, reflects our ability to convert revenue dollars into earnings, which is primarily driven by maintaining strong gross margins. Likewise, SG&A, expressed as a percent of revenues, is a meaningful measure of the effectiveness of our cost containment efforts. The return on equity metric measures our profitability based on the amount of dollars invested. Our reported amount of project backlog at a point in time represents the success of our business development efforts, as it measures the total value of projects awarded to us that we consider to be firm less the amount of revenues recognized to date related to the corresponding projects.

Net income increased from Fiscal 2021 to Fiscal 2025 by approximately 259%, and over the same period, EBITDA increased by 284% from $29.5 million for Fiscal 2021 to $113.5 million for Fiscal 2025. EBITDA as a percentage of revenues grew to 13.0% for Fiscal 2025 from 7.5% for Fiscal 2021, an increase of approximately 73%.

As presented in the table above, our cumulative TSR over the five-year period ending in Fiscal 2025 was approximately 280%, with the majority of returns driven by our strong stock performance in Fiscal 2025. Our cumulative TSR outpaced that of our peer group, which was approximately 259% over the same five-year period. The CAP for our CEOs and other NEOs fluctuated over the same five-year time period based substantially on the timing of vesting associated with stock unit awards. In Fiscal 2025, however, CAP for our CEOs and NEOs aligned closely with our stock price and annual financial performance, as several performance-based stock awards vested in accordance with the achievement of applicable performance objectives of those stock-based awards.

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Family Relationships

There are no family relationships among the members of the Company’s Board, the current year nominees for Board membership, or our executive officers.

Involvement in Certain Legal Proceedings

None of the members of the Company’s Board, the current-year nominees for Board membership, or our executive officers has been involved in a legal proceeding, as defined in Item 401(f) of the SEC’s Regulation S-K, during the past ten years or as contemplated by Instruction 4 to Item 103 of Regulation S-K.

Related persons Transactions

Except as described below, since the beginning of Fiscal 2023, there have been no transactions or series of similar transactions to which the Company was a party or will be a party, in which:

●	the amounts involved exceeded or will exceed $120,000; and
●	any of the members of the Company’s Board, any current year nominee for Board Membership, any of our executive officers, any holders of more than 5% of the Company’s capital stock, or any member of the immediate family of the foregoing persons, had or will have a direct or indirect material interest.

Usually, the Audit Committee of the Company is responsible for the review, approval or ratification of material related party transactions, if any, other than executive compensation transactions.

During Fiscal 2024, the Company repurchased 73,000 shares of our Common Stock from Mr. Bosselmann in a direct purchase for an aggregate price of approximately $3.2 million, or $43.50 per share.

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COMPLIANCE UNDER SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934

Section 16(a) of the Exchange Act and related regulations require the Company’s Directors, certain officers, and any persons holding more than 10% of our Common Stock to file reports with the Securities and Exchange Commission regarding their ownership of, and changes in ownership of, such securities on Forms 3, 4, and 5.

Based solely on a review of the reports filed for fiscal year 2025 and related written representations from reporting persons, we believe that all Section 16(a) reports were filed on a timely basis, except that, due to an administrative error, a Form 4 was filed on April 19, 2024, for Mr. Griffin to report a disposition of Common Stock that occurred on April 12, 2024. In addition, following the death of W.G. Champion Mitchell, on October 8, 2024, a Form 4 was not timely filed to report the transfer of shares to his estate; the report was subsequently filed by the estate on December 13, 2024.

STOCKHOLDER NOMINATIONS AND PROPOSALS; DEADLINE FOR SUBMISSION OF STOCKHOLDER PROPOSALS FOR THE 2026 ANNUAL STOCKHOLDERS MEETING

Proposals for a regularly scheduled annual meeting of stockholders must be received at our principal executive offices not less than 120 calendar days before the release date of the prior year’s annual meeting proxy statement. Therefore, the deadline for submissions related to our 2026 Annual Meeting is January 9, 2026. A stockholder’s submission to the Corporate Secretary must set forth, as to each matter the stockholder proposes to bring before our 2026 Annual Meeting, the information required by Rule 14a-8(e) of the Exchange Act.

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COMMUNICATIONS WITH THE BOARD OF DIRECTORS

Interested parties may communicate with the Board of Directors, or with any member of our Board, about their concerns, questions or other matters by sending their communications to the Board of Directors, or to any member of our Board, at the following mailing address in an envelope clearly marked “Shareholder Communication”:

Board of Directors
c/o Corporate Secretary
Argan, Inc.
4075 Wilson Boulevard, Suite 440
Arlington, VA 22203

Our Corporate Secretary will forward such correspondence unopened to the chairman of the Nominating/Corporate Governance Committee or, in the case of communications sent to an individual member of our Board, to such member. Alternatively, you may send an electronic message to the chairman of the Nominating/Corporate Governance Committee at the following e-mail address, governance@arganinc.com.

OTHER BUSINESS

We know of no other matters to be submitted to the Annual Meeting. If any other matters properly come before the Annual Meeting, it is our intention to vote all shares represented by proxy as the Board of Directors may recommend.

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INFORMATION CONCERNING VOTING AND PROXY SOLICITATION

Internet Availability of Proxy Materials

As permitted by rules of the SEC, we are making our proxy materials available to our stockholders primarily via the Internet, rather than by mailing printed copies of these materials to each stockholder. We believe that this electronic delivery method expedites the delivery of proxy materials and the tabulation of votes, lowers the costs of the Annual Meeting and conserves paper.

On or about May 8, 2025, we will begin mailing to each stockholder (other than those who previously requested electronic delivery of all materials or previously elected to receive a paper copy of the proxy materials) a Notice of Internet Availability of Proxy Materials (the “Notice”). The Notice includes instructions for stockholders to follow in accessing and reviewing the proxy materials on the Internet, including the Proxy Statement and the Annual Report, and for accessing an electronic proxy card to vote on the Internet. Even if you receive a Notice by mail, you will not receive a printed copy of the proxy materials unless you request that the materials be mailed to you. If you receive a Notice by mail and would like to obtain a printed copy of our proxy materials, please follow the corresponding instructions for requesting them that are included in the Notice.

If the shares you own are held in “street name” by a banking or brokerage firm, that firm should provide you with a Notice. Please follow the instructions on that Notice to access our proxy materials and to vote online, or to request a paper copy of our proxy materials. If you receive our proxy materials in paper form, the materials should include a voting card that you should use to instruct your broker, bank or other holder of record how to vote your shares.

Voting

Each stockholder is entitled to one vote for each share of Common Stock that the stockholder owned as of April 24, 2025 with respect to all matters presented at the Annual Meeting. Stockholders do not have the right to cumulate their votes for the election of directors.

Record Date

Only stockholders of record at the close of business on April 24, 2025 (the “Record Date”) are entitled to notice of and to vote at the Annual Meeting and at any adjournment or postponement thereof. For information regarding holders of more than 5% of the outstanding Common Stock, see the “Principal Stockholders” chart included herein.

Outstanding Shares

At the close of business on the Record Date, April 24, 2025, there were [•] shares of Common Stock outstanding. The closing price of our Common Stock on the Record Date, as reported by the New York Stock Exchange (“NYSE”), was $[•] per share.

List of Stockholders

A list of the Company’s registered stockholders as of the Record Date will be available for inspection at the Company’s corporate headquarters, located at 4075 Wilson Boulevard, Suite 440, Arlington, Virginia 22203, during normal business hours during the ten-day period immediately prior to the Annual Meeting.

Quorum; Effect of Abstentions and “Broker Non-Votes”

A majority of the outstanding shares of Common Stock on the Record Date that are owed by stockholders in attendance at the Annual Meeting or that are represented by proxy will constitute a quorum for the transaction of business at the Annual Meeting. Stockholders may indicate on their proxy cards that they wish to abstain from voting, including broker firms holding customer shares of record that cause abstentions to be recorded. Shares represented by the abstaining parties will be considered present and entitled to vote at the Annual Meeting. These shares will count toward determining whether or not a quorum is present.

If a beneficial owner of shares that are held by a broker or bank does not provide a proxy to the holder with voting selections, the broker or bank has authority under rules of the NYSE to vote such shares for or against “routine” matters. If brokers or banks vote shares that are not voted by their beneficial owner customers for or against “routine” proposals, these shares are

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INFORMATION CONCERNING VOTING AND PROXY SOLICITATION

counted for the purpose of determining the outcome of such “routine” proposals. Brokers and banks cannot vote such shares on behalf of their customers on “non-routine” proposals.

“Broker non-votes” occur when shares held by a broker or bank for a beneficial owner are not voted with respect to a particular proposal because (1) the broker or bank holding shares in street name for the beneficial owner thereof does not receive voting instructions from the beneficial owner, and (2) the broker or bank lacks discretionary authority to vote the shares. Brokers and banks cannot vote on behalf of beneficial owners on “non-routine” proposals without appropriate voting instructions and discretionary authority.

The rules of the NYSE do not grant discretionary authority to brokers and banks to vote on the election of directors, on any proposal to approve the compensation of named executive officers, on any say-on-frequency vote, or on any amendment to our Certificate of Incorporation. Therefore, if you hold your shares of Common Stock in street name and do not provide voting instructions to your broker or bank, your shares will not be voted on these matters.

We urge you to promptly provide voting instructions to your broker or bank to ensure that your shares are voted in these matters. Please follow the guidance set forth in the Notice provided by your broker or bank for instructing them on how to vote your shares.

Voting Rights; Required Vote

The effects of broker non-votes and abstentions (i.e., if you, your broker or your bank mark “ABSTAIN” on a proxy card) on the tabulation of votes for each proposal are described below. Holders of Common Stock are entitled to one vote for each share held as of the Record Date.

The votes required to approve each proposal are as follows:

●	Election of Directors. Directors will be elected by a plurality of the votes by holders of the shares of Common Stock who attend the Annual Meeting in person or are represented at the Annual Meeting by proxy and are entitled to vote on the proposal. This matter is considered to be “non-routine.” Abstentions and broker non-votes will not be counted in determining the number of votes that any director receives.
●	The Say-on-Pay Vote. Approval of this proposal requires the affirmative vote by holders of at least a majority of the shares of Common Stock who attend the Annual Meeting in person or are represented at the Annual Meeting by proxy and are entitled to vote on the proposal. This matter is considered “non-routine.” Abstentions will have the effect of a vote against this proposal. Broker non-votes will not be taken into account in determining the outcome of the vote on this proposal.
●	The Say-on-Frequency Vote. Approval of this proposal requires the affirmative vote by holders of at least a majority of the shares of Common Stock who attend the Annual Meeting in person or are represented at the Annual Meeting by proxy and are entitled to vote on the proposal. This matter is considered “non-routine.” Abstentions will have the effect of a vote against this proposal. Broker non-votes will not be taken into account in determining the outcome of the vote on this proposal.
●	Adoption of the Amendment to our Certificate of Incorporation. Approval of this proposal requires the affirmative vote by holders of at least a majority of the outstanding shares of Common Stock who are entitled to vote on the proposal. This matter is considered “non-routine.” Abstentions and broker non-votes will have the effect of a vote against this proposal.
●	Ratification of Accountants. Approval of this proposal requires the affirmative vote by holders of at least a majority of the shares of Common Stock who attend the Annual Meeting in person or are represented at the Annual Meeting by proxy and are entitled to vote on the proposal. This matter is considered “routine.” Brokers and banks that do not receive voting instructions from their beneficial owners but that do have discretionary authority to votes such shares, may vote the shares on this matter. Abstentions will have the effect of a vote against this proposal.

Proxies solicited by our Board of Directors will be voted in accordance with the directions given therein. Unless so revoked, the shares represented by such proxies will be voted at the Annual Meeting and all adjournments thereof. Where no instructions are indicated, proxies so received will be voted in accordance with the recommendations of the Board of Directors with respect to the proposals described herein.

Votes cast by proxy or in person at the meeting will be tabulated by the inspector of elections appointed for the Annual Meeting and will be counted as present for purposes of determining whether a quorum is present.

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INFORMATION CONCERNING VOTING AND PROXY SOLICITATION

Our currently serving NEOs (see the “Executive Compensation Discussion and Analysis” section in this Proxy Statement) and the members of our Board of Directors will vote the shares of Common Stock beneficially owned or controlled by them (representing approximately 4.2% of the shares of Common Stock issued and outstanding as of January 31, 2025, excluding the number of shares relating to stock options deemed exercisable) “FOR” the election to our Board of each of the nine nominees identified in Proposal No. 1; and in favor of Proposals No. 2, No. 4, and No. 5., and for an “EVERY YEAR” frequency vote for Proposal No. 3. Otherwise, they will vote using their discretion.

Voting of Proxies

If you complete and return a proxy pursuant to the appropriate instructions, it will be voted in accordance with the specifications made on the proxy card. If no specification is made on a submitted proxy, the shares represented by the proxy will be voted “FOR” the election to the Board of Directors of each of the nine nominees named on the proxy card; “FOR” Proposals No. 2, No. 4, and No. 5; for an “EVERY YEAR” frequency vote for Proposal No. 3; and otherwise at the discretion of the proxy holders for any other matter that may be properly brought before the Annual Meeting. If you attend the Annual Meeting, you may also vote in person, and any previously submitted votes will be superseded by the vote you cast in person at the Annual Meeting.

Adjournment of Meeting

If a quorum is not present to transact business at the Annual Meeting, or if we do not receive sufficient votes in favor of the proposals by the date of the Annual Meeting, the persons named as proxies may propose one or more adjournments of the meeting to permit solicitation of proxies. Any adjournment would require the affirmative vote of a majority of the shares present in person or represented by proxy at the Annual Meeting.

Expenses of Soliciting Proxies

We will ask that brokers, banks, custodians, nominees and other record holders of our Common Stock provide a Notice to each person for whom they hold shares, make available or mail copies of the proxy cards and other soliciting materials to each such person and request authority for the exercise of proxies. We may reimburse brokers, banks, nominees and other fiduciaries for their reasonable expenses in providing proxy materials to beneficial owners. The other expenses of solicitation, including the costs of printing and mailing proxy materials, will be paid by us. We and/or our agents may solicit proxies by mail, telephone, telegraph, facsimile, e-mail or in person. We do intend to use the proxy solicitation services of MacKenzie Partners, Inc. at an estimated cost to us of $18,500 plus out-of-pocket expenses.

Revocability of Proxies

Any person submitting a proxy via the Internet, telephone or mail has the power to revoke it at any time before it is voted. A proxy may be revoked by submitting a properly completed proxy with a later date, by delivering a written notice of revocation to Continental Stock Transfer & Trust Company (our stock transfer agent) at 1 State Street, New York, New York 10004 or to the Corporate Secretary at Argan, Inc., 4075 Wilson Boulevard, Suite 440, Arlington, Virginia 22203, or by attending the Annual Meeting and voting in person.

The mere presence at the Annual Meeting of a stockholder who has previously appointed a proxy will not revoke the appointment. Please note, however, that if shares owed by a stockholder are held of record by a broker, bank or other nominee and that stockholder wishes to vote in person at the meeting, the stockholder must bring to the Annual Meeting a letter from the holder of record confirming the stockholder’s beneficial ownership of the Common Stock and providing the stockholder with a proxy to vote the shares at the Annual Meeting.

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APPENDIX A

CERTIFICATE OF AMENDMENT

TO THE

CERTIFICATE OF INCORPORATION

OF

ARGAN, INC.

Argan, inc. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”), hereby certifies as follows:

FIRST:  This Certificate of Amendment (the “Certificate”) amends the provisions of the Corporation’s Certificate of Incorporation originally filed with the Secretary of State of the State of Delaware on May 15, 1961, as subsequently amended (the “Amended Certificate of Incorporation”).

SECOND:  Article 12 of the Amended Certificate of Incorporation is hereby amended and restated in its entirety as follows:

TWELFTH.  No director or officer of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer, except to the extent such exemption from liability or limitation thereof is not permitted under the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended. If the General Corporation Law of the State of Delaware is amended after the effective date of this Amended Certificate to authorize corporate action further eliminating or limiting the personal liability of directors or officers, then the liability of a director or officer of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law of the State of Delaware, as so amended, as of the date of such amendment.

No amendment or modification (including any amendment or modification effected by operation of law merger, consolidation or otherwise) or repeal of the foregoing paragraph shall apply to or have any effect on the liability or alleged liability of any director or officer of the Corporation hereunder in respect of any acts or omissions occurring prior to the effectiveness of such amendment, modification or repeal.

THIRD:  This amendment was duly adopted in accordance with the provisions of Section 242 of the DGCL.

FOURTH:  All other provisions of the Amended Certificate of Incorporation shall remain in full force and effect.

IN WITNESS WHEREOF, the undersigned has hereunto signed his name and affirms that the statements made in this Certificate are true under the penalties of perjury this      day of May, 2025.

David Watson, President and Chief Executive Officer

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4075 Wilson Boulevard

Suite 440

Arlington, VA 22203

301-315-0027

www.arganinc.com

2025 3. The non-binding advisory vote on the frequency of the stockholder vote on our executive compensation (the “say-on-frequency” vote). 4. The approval of an amendment of the Company’s Certificate of Incorporation to limit the personal liability of certain officers in addition to our directors. 5. The ratification of the appointment of Grant Thornton LLP as our independent registered public accountants for the fiscal year ending January 31, 2026. 6. The transaction of any other business that may properly come before the 2025 Annual Meeting of Stockholders or any adjournment or postponement of the meeting. 1. The election of nine directors to our Board of Directors, each to serve until our 2026 Annual Meeting of Stockholders and until his/her successor has been elected and qualified or until his/her earlier resignation, death or removal. (1) Lisa L. Alexander (2) Cynthia A. Flanders (3) Peter W. Getsinger (4) William F. Griffin, Jr. (5) John R. Jeffrey, Jr. (6) William F. Leimkuhler (7) James W. Quinn (8) Karen A. Sweeney (9) David H. Watson (Instruction: To withhold authority to vote for any individual nominee, strike a line through that nominee’s name in the list above) 2. The non-binding advisory approval of our executive compensation (the “say-on- pay” vote). ARGAN, INC.  FOLD HERE • DO NOT SEPARATE • INSERT IN ENVELOPE PROVIDED  Signature_________________________________ Signature, if held jointly_________________________________ Date___________2025. Note: Please sign exactly as name appears hereon. When shares are held by joint owners, both should sign. When signing as attorney, executor, administrator, trustee, guardian, or corporate officer, please give title as such. Please mark your votes like this X CONTROL NUMBER PLEASE DO NOT RETURN THE PROXY CARD IF YOU ARE VOTING ELECTRONICALLY. FOR AGAINST ABSTAIN FOR AGAINST ABSTAIN FOR AGAINST ABSTAIN YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY. IMMEDIATE - 24 Hours a Day, 7 Days a Week or by Mail Vote by Internet, Smartphone or Tablet - QUICK  EASY Your Mobile or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card. Votes submitted electronically over the Internet must be received by 11:59 p.m., Eastern Time, on June 16, 2025. INTERNET www.cstproxyvote.com Use the Internet to vote your proxy. Have your proxy card available when you access the above website. Follow the prompts to vote your shares. MOBILE VOTING On your Smartphone/Tablet, open the QR Reader and scan the below image. Once the voting site is displayed, enter your Control Number from the proxy card and vote your shares. MAIL – Mark, sign and date your proxy card and return it in the postage-paid envelope provided. PROXY UNLESS THE PROXY SPECIFIES THAT IT IS TO BE VOTED AS INDICATED OR IS AN ABSTENTION ON A LISTED MATTER, PROXIES WILL BE VOTED “FOR” THE ELECTION TO THE COMPANY’S BOARD OF DIRECTORS OF EACH OF THE NINE NOMINEES, “FOR” PROPOSALS 2, 4 AND 5, AND FOR AN “EVERY YEAR” FREQUENCY VOTE FOR PROPOSAL 3. FOR all Nominees listed to the left WITHHOLD AUTHORITY to vote (except as marked to the contrary for all nominees listed to the left) 1 YEAR 2 YEAR 3 YEAR ABSTAIN

2025  FOLD HERE • DO NOT SEPARATE • INSERT IN ENVELOPE PROVIDED  PROXY THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS ARGAN, INC. 4075 WILSON BOULEVARD, SUITE 440 ARLINGTON, VIRGINIA 22203 The accompanying proxy is solicited on behalf of the Board of Directors of Argan, Inc., a Delaware corporation (referred to herein as “Argan” or the “Company”), for use at the 2025 Annual Meeting of Stockholders (the “Annual Meeting”) to be held on June 17, 2025 at 11:00 a.m., local time, at 901 N. Glebe Road, Suite 300, Arlington, Virginia 22203. The Proxy Statement and this accompanying proxy card are being mailed starting on or about May 8, 2025 to Stockholders of record on April 24, 2025. Our Annual Report on Form 10-K for the fiscal year ended January 31, 2025 is enclosed with the Proxy Statement. At the Annual Meeting, Stockholders will be asked to consider and to vote on five proposals: (1) the election of nine directors to serve until the 2026 Annual Meeting of Stockholders, (2) the non-binding advisory approval of our executive compensation, (3) the non-binding advisory vote on the frequency of the stockholder vote on our executive compensation (the “say-on-frequency” vote), (4) the approval of an amendment of the Company’s Certificate of Incorporation to limit the personal liability of certain officers in addition to our directors and (5) the ratification of the appointment of the Company’s independent registered public accountants. IF A PROXY IS PROPERLY EXECUTED AND RETURNED TO THE COMPANY VIA EITHER THE INTERNET OR MAIL IN TIME FOR THE ANNUAL MEETING AND IS NOT REVOKED PRIOR TO THE TIME IT IS EXERCISED, THE SHARES REPRESENTED BY THE PROXY WILL BE VOTED IN ACCORDANCE WITH THE DIRECTIONS SPECIFIED THEREIN FOR THE MATTERS LISTED ON THE PROXY CARD. UNLESS THE PROXY SPECIFIES THAT IT IS TO BE VOTED AS INDICATED OR IS AN ABSTENTION ON A LISTED MATTER, PROXIES WILL BE VOTED “FOR” THE ELECTION TO THE COMPANY’S BOARD OF DIRECTORS OF EACH OF THE NINE NOMINEES, “FOR” PROPOSALS 2, 4 AND 5, AND AN “EVERY YEAR” FREQUENCY VOTE FOR PROPOSAL 3, AS SET FORTH ON THE REVERSE SIDE, AND OTHERWISE IN THE DISCRETION OF THE PROXY HOLDERS AS TO ANY OTHER MATTER THAT MAY COME BEFORE THE ANNUAL MEETING. (Continued and to be marked, dated and signed on the other side) Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to Be Held on June 17, 2025. The Proxy Statement and the 2025 Annual Report to Stockholders are available at https://www.cstproxy.com/arganinc/2025